UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant: ☒

Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

RED HAT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXY STATEMENT
2015 Annual Meeting of Stockholders
June 24, 2015

June 24, 2015

Dear Red Hat Stockholders,

It is my pleasure to invite you to Red Hat’s 2015 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, August 6, 2015, at 9:00 a.m. Eastern time, at our corporate headquarters, located at 100 East Davie Street, Raleigh, North Carolina 27601. I hope you will be able to attend.

This year we are again pleased to furnish our proxy materials via the Internet. Providing our materials to stockholders electronically allows us to conserve natural resources and reduce our printing and mailing costs for the distribution of the proxy materials. We will mail to stockholders a Notice of Internet Availability of Proxy Materials for the 2015 Annual Meeting which contains instructions on how to access those documents over the Internet. Stockholders who wish to receive paper copies of the proxy materials may do so by following the instructions on the Notice of Internet Availability of Proxy Materials.

Your vote is important to us. Whether or not you plan to attend the 2015 Annual Meeting, we hope you will vote as soon as possible. You may vote in person, by telephone, over the Internet or, if you received paper copies of the proxy materials, by mail.

Thank you for your ongoing support of Red Hat.

Sincerely,

James M. Whitehurst President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	9:00 a.m. Eastern time on Thursday, August 6, 2015

PLACE:	Red Hat’s corporate headquarters located at 100 East Davie Street, Raleigh, North Carolina 27601

ITEMS OF BUSINESS:

1.       To elect six members to the Board of Directors, each to serve for a one-year term

2.      To ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 29, 2016

3.      To approve, on an advisory basis, a resolution relating to Red Hat’s executive compensation

4.     To transact such other business as may properly come before the 2015 Annual Meeting and any adjournments thereof

ADJOURNMENTS AND POSTPONEMENTS:	Any action on the items of business described above may be considered at the 2015 Annual Meeting or at any time and date to which the 2015 Annual Meeting may be properly adjourned or postponed.

RECORD DATE:	Stockholders of record at the close of business on June 15, 2015 are entitled to notice of, and to vote at, the 2015 Annual Meeting and at any adjournments or postponements thereof.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD:	A list of stockholders of record will be available for inspection at our corporate headquarters located at 100 East Davie Street, Raleigh, North Carolina 27601, during ordinary business hours during the ten-day period before the 2015 Annual Meeting.

VOTING:	Whether or not you plan to attend the 2015 Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the proxy materials. If you received a copy of the proxy card by mail you may sign, date and mail the proxy card in the pre-paid envelope provided.

By Order of the Board of Directors,

Michael R. Cunningham Secretary

Raleigh, North Carolina

June 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING TO BE HELD ON AUGUST 6, 2015: THIS PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND RED HAT’S ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/RHT

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

ON AUGUST 6, 2015

PROXY SUMMARY

We provide highlights of certain information in this Proxy Summary. As it is only a summary, please refer to the complete Proxy Statement and 2015 Annual Report before you vote.

2015 ANNUAL MEETING OF STOCKHOLDERS

WHERE? Red Hat’s Corporate HQ: 100 East Davie Street Raleigh, North Carolina 27601	WHEN? Thursday August 6, 2015 9:00 a.m.	WHO MAY ATTEND & VOTE? Stockholders of record at the close of business on June 15, 2015

AGENDA ITEMS AND BOARD RECOMMENDATIONS

	ITEM	RECOMMENDATION
1.	Elect Sohaib Abbasi, Charlene T. Begley, Narendra K. Gupta, William S. Kaiser, Donald H. Livingstone and James M. Whitehurst to the Board of Directors, each to serve for a one-year term	VOTE FOR
2.	Ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 29, 2016	VOTE FOR
3.	Approve, on an advisory basis, a resolution relating to Red Hat’s executive compensation	VOTE FOR

ELECTRONIC VERSIONS
This Proxy Statement, the accompanying proxy card and Red Hat’s Annual Report to stockholders are available at: www.edocumentview.com/RHT

RED HAT, INC.    2015 PROXY STATEMENT    1

NAME	AGE	PRIMARY OCCUPATION	COMMITTEE MEMBERSHIP	EXPERIENCE & EXPERTISE	INDEPENDENT

DIRECTOR NOMINEES
Sohaib Abbasi	58	Chairman, Chief	Compensation	IT Industry, Public	✓
		Executive Officer		Company Board,
		and President,		Senior Leadership
		Informatica
		Corporation
Charlene T. Begley	48	Senior Vice	Audit,	Financial, Global,	✓
		President and Chief	Nominating	Senior Leadership
		Information Officer	and Corporate
		(Retired), General	Governance
		Electric Company
Narendra K. Gupta	66	Managing Director,	Compensation,	Global, IT Industry,	✓
		Nexus Venture	Nominating	Public Company
		Partners	and Corporate	Board, Science and
			Governance	Technology
William S. Kaiser	59	General Partner,	Nominating	Financial, IT	✓
		Greylock Partners	and Corporate	Industry
			Governance
			(Chair)
Donald H.	72	Teaching Professor	Audit,	Financial, Public	✓
Livingstone		(Retired), Brigham	Compensation	Company Board
		Young University
		and Former Partner,
		Arthur Andersen LLP
James M. Whitehurst	47	President and CEO, Red Hat, Inc.		Financial, Global, Senior Leadership

DIRECTORS CONTINUING TO SERVE
W. Steve Albrecht	68	Professor of	Audit (Chair),	Financial, Public	✓
		Accounting,	Nominating	Company Board,
		Brigham Young	and Corporate	Senior Leadership
		University,	Governance
		Marriott School of
		Management
Jeffrey J. Clarke	53	Chief Executive	Audit,	Global, IT Industry,	✓
		Officer, Eastman	Compensation	Senior Leadership
		Kodak Company	(Chair)
General H. Hugh	73	U.S. Army (Retired)	Compensation	Global, Public	✓
Shelton		and Former		Company Board,
(Board Chair)		Chairman of the		Senior Leadership
		Joint Chiefs of Staff

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COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

In Fiscal 2015, Red Hat delivered another year of double-digit revenue, operating cash flow and stock price growth. Performance against one or more of the metrics in the graphs below determined over two-thirds of the payouts earned by our Named Officers in Fiscal 2015 (as defined in “Beneficial Ownership of Our Common Stock—Ownership by Our Directors and Executive Officers”).

PERFORMANCE MEASURES

(U.S. Dollars in millions, except stock price)

Additional performance highlights of Fiscal 2015 include:

•	52 consecutive quarters of revenue growth as of the end of the fiscal year;

•	Infrastructure-related offerings subscription revenue of $1.32 billion, up 13% over Fiscal 2014;

•	Application Development-related and Other Emerging Technology offerings subscription revenue of $236.5 million, up 43% over Fiscal 2014;

•	Completed three acquisitions – Inktank Storage, Inc.; eNovance, SAS; and FeedHenry Ltd; and

•	Increased total number of employees from approximately 6,300 at the end of Fiscal 2014 to approximately 7,300 at the end of Fiscal 2015.

Based on the performance of the Company and individual executives in Fiscal 2015, the Compensation Committee approved the following payouts under the performance-based elements of our executive compensation program:

•	ANNUAL CASH BONUS PLAN – payouts averaging 182% of target, based on corporate financial goal achievement of 186% and average individual goal achievement of 168%;

•	OPERATING PERFORMANCE SHARE UNITS — payouts at an average of 178% of target, based on growth in revenue and operating income relative to peer group companies; and

•	STOCK PERFORMANCE SHARE UNITS — payouts at 75% of target, based on stock price growth over a three-year period relative to peer group companies.

RED HAT, INC.    2015 PROXY STATEMENT    3

FISCAL 2015 COMPENSATION AWARDED TO OUR CURRENTLY EMPLOYED NAMED OFFICERS

NAME & PRINCIPAL POSITION	SALARY ($)	STOCK AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
James M. Whitehurst	900,000	13,528,096	2,282,711	10,713	16,721,520

President and Chief
Executive Officer

Charles E. Peters, Jr.	520,000	3,150,024	939,900	7,866	4,617,790

Executive Vice President and
Chief Financial Officer
Paul J. Cormier	580,000	7,289,061	1,066,475	4,342	8,939,878

Executive Vice President and
President, Products and Technologies

Arun Oberoi	500,000	3,150,024	907,768	11,339	4,569,131

Executive Vice President,
Global Sales and Services
Michael R. Cunningham	450,000	2,099,999	646,950	7,856	3,204,805

Executive Vice President
and General Counsel

4    RED HAT, INC.    2015 PROXY STATEMENT

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

ON AUGUST 6, 2015

INTRODUCTION

This Proxy Statement for Red Hat’s 2015 Annual Meeting of Stockholders (“Proxy Statement”) is furnished in connection with a solicitation of proxies by the Board of Directors (“Board”) of Red Hat, Inc. to be used at our 2015 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the corporate headquarters of Red Hat, Inc. located at 100 East Davie Street, Raleigh, North Carolina 27601 on Thursday, August 6, 2015, at 9:00 a.m. Eastern time, and at any adjournments or postponements thereof.

A Notice of Internet Availability of Proxy Materials (or this Proxy Statement and the accompanying materials) are being mailed on or about June 26, 2015 to stockholders of record as of the close of business on June 15, 2015.

This Proxy Statement and the 2015 Annual Report to Stockholders are available for viewing, printing and downloading at www.edocumentview.com/RHT.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, as filed with the U.S. Securities and Exchange Commission (“SEC”), except for exhibits thereto, without charge upon written request to Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina 27601, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

When we use the terms “Red Hat,” “the Company,” “we,” “us,” and “our,” we mean Red Hat, Inc., a Delaware corporation, and its subsidiaries, where applicable.

GENERAL INFORMATION CONCERNING THE ANNUAL MEETING

Why am I receiving these proxy materials?

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these proxy materials to you by mail, in connection with the solicitation of proxies for our Annual Meeting. These materials include information that we are required to provide to you under the rules of the SEC and are designed to assist you in voting on the matters presented at the Annual Meeting. Stockholders of record as of the close of business on June 15, 2015 may attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

What is included in the proxy materials?

The proxy materials include the Proxy Statement, our 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended February 28, 2015 (“Fiscal 2015”), and, if you receive a paper copy of these materials, a proxy card or voting instruction card.

Why did I receive a Notice of Internet Availability of Proxy Materials?

You may receive a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a paper copy of the proxy materials. The Notice of Internet Availability describes how to access the proxy materials over the Internet and request paper copies of the proxy materials via mail. We will begin mailing the Notices of Internet Availability on or about June 26, 2015 to stockholders who are eligible to vote at the Annual Meeting.

RED HAT, INC.    2015 PROXY STATEMENT    5

Who is eligible to vote at the Annual Meeting?

If your shares of Red Hat common stock are registered in your name in the records of our transfer agent, Computershare Limited (“Computershare”), as of the close of business on June 15, 2015, you are a “stockholder of record” for purposes of the Annual Meeting and are eligible to attend and vote. If you hold shares of our common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or similar institution. Instructions on how to vote shares held in street name are described under “How do I vote my shares?” below.

How many votes do I have?

You will have one vote for each share of Red Hat common stock owned by you, as a stockholder of record or in street name, as of the close of business on June 15, 2015.

What am I being asked to vote on at the Annual Meeting?

You are being asked to vote on:

•	Item 1: the election to the Board of Sohaib Abbasi, Charlene T. Begley, Narendra K. Gupta, William S. Kaiser, Donald H. Livingstone and James M. Whitehurst, each to serve for a one-year term;

•	Item 2: the ratification of the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 29, 2016 (“Fiscal 2016”); and

•	Item 3: the approval, on an advisory basis, of a resolution relating to Red Hat’s executive compensation.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election to the Board of the six director nominees named in this Proxy Statement, each to serve for a one-year term;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for Fiscal 2016; and

•	FOR the approval, on an advisory basis, of the resolution relating to Red Hat’s executive compensation.

Other than the items listed in the Proxy Statement, what other business will be addressed at the Annual Meeting?

We currently know of no other matters to be properly presented at the Annual Meeting. However, by giving your proxy you appoint the persons named as proxy holders to be your representatives at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders are each authorized to vote your shares in their discretion.

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How do I vote my shares?

For stockholders of record:    If you are eligible to vote at the Annual Meeting and are a stockholder of record, you may submit your proxy or cast your vote in any of four ways:

•

By Internet—If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•

By Telephone—You can also submit your proxy by telephone by following the instructions provided in the Notice of Internet Availability, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•

By Mail—If you received your proxy materials by mail, you may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the pre-paid envelope we have provided.

•

In Person at our Annual Meeting—You can vote in person at our Annual Meeting. In order to gain admittance, you must present valid government-issued photo identification such as a driver’s license or passport.

For holders in street name:    If you hold your shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions provided to you by your broker, bank or other similar institution. If you wish to vote your shares in person at our Annual Meeting, you must obtain a valid proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in street name at our Annual Meeting, you will need to present valid government-issued photo identification such as a driver’s license or passport and hand in the valid proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the Annual Meeting. You will not be able to attend and vote your shares held in street name at the Annual Meeting without valid government-issued photo identification such as a driver’s license or passport, a valid proxy from your broker, bank or similar institution and a signed ballot.

Can I change or revoke my proxy?

For stockholders of record:    Yes. A proxy may be changed or revoked at any time prior to the vote at the Annual Meeting by submitting a later-dated proxy (including a proxy submitted via the Internet or by telephone) or by giving written notice to our Corporate Secretary at our corporate headquarters. You may also attend the Annual Meeting and vote your shares in person.

For holders in street name:    Yes. You must follow the specific voting instructions provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.

If I submit a proxy by Internet, telephone or mail, how will my shares be counted?

If you submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not provide specific voting instructions, your shares of common stock will be voted FOR the election of the nominees for director named in this Proxy Statement, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2016, and FOR the approval, on an advisory basis, of a resolution relating to Red Hat’s executive compensation. If any other matter properly comes before our Annual Meeting, the proxy holders will vote your shares in their discretion.

RED HAT, INC.    2015 PROXY STATEMENT    7

What is “broker discretionary voting”?

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” The ratification of the independent registered public accounting firm is a discretionary matter and your broker is permitted to vote your shares of common stock if you have not given voting instructions. The election of directors and the advisory vote on a resolution relating to Red Hat’s executive compensation are non-discretionary matters and your broker cannot vote your shares if you have not given voting instructions. A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Therefore, it is important that you provide specific voting instructions regarding non-discretionary matters to your broker, bank or similar institution.

I understand that a quorum is required in order to conduct business at the Annual Meeting. What constitutes a quorum?

A majority of all of our outstanding shares of common stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum at the Annual Meeting. As of June 15, 2015, the record date for the Annual Meeting, there were 183,474,330 shares of common stock outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is required to approve the proposals submitted to a vote at the Annual Meeting?

At the Annual Meeting each director will be elected by the vote of the majority of the votes cast with respect to the director nominee. This means to elect a director nominee, the number of shares voted “For” the director nominee must exceed the number of shares voted “Against” the director nominee. Abstentions and broker non-votes will not be considered votes cast.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting is required to approve ratification of the selection of the independent registered public accounting firm and to approve (on an advisory basis) the resolution relating to the Company’s executive compensation. Abstentions and broker non-votes will not be considered to have been voted.

How can I obtain a proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below.

For stockholders of record:    Please contact Computershare at 1-888-542-4427.

For holders in street name:    Please contact your account representative at your broker, bank or other similar institution.

Who counts the votes?

Votes are counted by Computershare, our transfer agent and registrar, and are then certified by a representative of Computershare appointed by the Board to serve as the Inspector of Election at the Annual Meeting.

8    RED HAT, INC.    2015 PROXY STATEMENT

How can I obtain directions to the Annual Meeting?

You may contact Red Hat Investor Relations at 919-754-3700.

Who pays for the expenses of this proxy solicitation?

Red Hat will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of our Notice of Internet Availability, proxy materials and the proxy card. We may also reimburse brokerage firms and other persons representing stockholders who hold their shares in street name for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and other methods of electronic communication.

Where can I find vote results after the Annual Meeting?

We are required to publish final vote results in a Current Report on Form 8-K to be filed with the SEC within four business days after our Annual Meeting.

How can I obtain more information about Red Hat?

Copies of this Proxy Statement and our Annual Report on Form 10-K are available online at www.edocumentview.com/RHT or at www.redhat.com under “About Red Hat—Investor Relations—Financials and SEC Filings.”

What is “householding”?

Some banks, brokers and similar institutions may be participating in the practice of “householding” Notices of Internet Availability or other proxy materials. This means that only one copy of our Notice of Internet Availability or other proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice of Internet Availability or other proxy materials to you if you write to us at the following address or call us at the following phone number:

Red Hat, Inc.

Attention: Investor Relations

100 East Davie Street

Raleigh, North Carolina 27601

Phone: Call 919-754-3700 and ask to speak to Investor Relations.

To receive separate copies of the Notice of Internet Availability or other proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or similar institution or you may contact us at the above address or telephone number.

RED HAT, INC.    2015 PROXY STATEMENT    9

ITEM NO. 1—ELECTION OF DIRECTORS

Our Board currently consists of ten directors. Our directors are currently divided into three classes, with the Class I and Class II directors serving for a term of three years and the Class III directors serving for a term of one year. The term of the Class I and Class III directors will expire at this Annual Meeting. The class makeup of the Board is as follows:

Class	Directors	Term Expires
I	Charlene T. Begley, Marye Anne Fox and Donald H. Livingstone	2015
II	W. Steve Albrecht, Jeffrey J. Clarke and General H. Hugh Shelton (U.S. Army Retired)	2016
III	Sohaib Abbasi, Narendra K. Gupta, William S. Kaiser and James M. Whitehurst	2015

At our 2013 Annual Meeting of Stockholders, our stockholders voted to amend our Certificate of Incorporation and By-Laws to phase out the three-year staggered terms of our directors and instead provide for the annual election of all directors. As a result, starting with the 2014 Annual Meeting of Stockholders, each director who is elected to our Board will serve for a one-year term. After our Annual Meeting of Stockholders held in 2016, the Board will no longer be divided into classes and all members of the Board will be elected each year for a one-year term.

Criteria for Evaluating Candidates for Service on Our Board

The Nominating and Corporate Governance Committee of our Board is responsible for identifying and evaluating candidates for service on our Board and recommending proposed director nominees to the full Board for consideration. Our Corporate Governance Guidelines describe the criteria used to select candidates for service on our Board:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•

Nominees should have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•

Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•

Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

•	Nominees should normally be able to serve for at least five years before reaching the age of 75.

The Corporate Governance Guidelines state that the Nominating and Corporate Governance Committee’s review of a nominee’s qualifications will include consideration of diversity, age, skills and professional experience in the context of the needs of the Board. While the Company has no

10    RED HAT, INC.    2015 PROXY STATEMENT

formal diversity policy that applies to the consideration of director candidates, the Nominating and Corporate Governance Committee believes that diversity includes not just race and gender but differences of viewpoint, experience, education, skill and other qualities or attributes that contribute to Board heterogeneity.

In addition, the Nominating and Corporate Governance Committee believes it is important to select directors from various backgrounds and professions in an effort to ensure that the Board as a group has a broad range of experiences to enrich discussion and inform its decisions. Consistent with this philosophy, the Nominating and Corporate Governance Committee believes that each director should possess at least two of the following attributes:

•

Financial Expertise. Nominees who have knowledge of financial markets, financing and funding operations and accounting and financial reporting processes assist us in understanding, advising and overseeing our capital structure, financing and investing activities and our financial reporting and internal controls.

•

Global Expertise. As a global organization with offices in over 35 countries, nominees with global expertise bring useful business and cultural perspectives that relate to many significant aspects of our business.

•

IT Industry Expertise. Nominees with experience in the information technology industry help us to analyze our research and development efforts, competing technologies, the various products and processes that we develop and the market segments in which we compete.

•

Public Company Board Experience. Nominees who have served on other public company boards offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board with senior management and oversight of a changing mix of strategic, operational and compliance-related matters.

•	Science and Technology Expertise. Nominees with backgrounds in science and technology support our efforts to spur innovation and develop new ideas and products.

•

Senior Leadership Experience. Nominees who have served in senior leadership positions enhance the Board’s ability to identify and develop those qualities in management. They also bring a practical understanding of organizations, processes, strategy, risk management and methods to drive change and growth.

Nominees for Election to the Board of Directors

The Board has nominated six directors, Sohaib Abbasi, Charlene T. Begley, Narendra K. Gupta, William S. Kaiser, Donald H. Livingstone and James M. Whitehurst, for one-year terms. Each nominee has indicated an intention to serve if elected and will hold office for his or her term and until a successor has been elected and qualified or until his or her earlier resignation or removal. In the event that any of the nominees should be unable or unwilling to serve, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Marye Anne Fox has indicated that she will not stand for re-election due to personal reasons. Dr. Fox will continue to serve until the expiration of her term.

Set forth below is a brief biography for each nominee and a description of certain key attributes that the Board considered in recommending each nominee for re-election.

RED HAT, INC.    2015 PROXY STATEMENT    11

Sohaib Abbasi, 58

Chairman, Chief Executive Officer and President, Informatica Corporation

Director since March 2011

Mr. Abbasi has served as the Chief Executive Officer and President of Informatica Corporation (NASDAQ: INFA), a provider of enterprise data integration software and services, since July 2004 and as Chairman of its board of directors since March 2005. Until 2003, Mr. Abbasi was Senior Vice President, Oracle Tools Division and Oracle Education at Oracle Corporation, which he joined in 1982. From 1994 to 2000, he was Senior Vice President, Oracle Tools Product Division. As President, Chief Executive Officer and Chairman of a technology-related company, Mr. Abbasi brings to our Board IT industry expertise as well as public company board and senior leadership experience.

Charlene T. Begley, 48

Senior Vice President and Chief Information Officer (Retired), General Electric Company

Director since November 2014

Ms. Begley served in various capacities at General Electric Company from 1988 through December 2013. Most recently, she served in a dual role as Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2013. Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. During her career at GE, she served as President and Chief Executive Officer of GE Plastics and GE Transportation, led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley is currently a director and member of the audit committee of The NASDAQ OMX Group. Inc. (NASDAQ: NDAQ), a global exchange group that delivers trading, clearing, exchange technology, regulatory, securities listing, and public company services, and is a director and member of the audit and nomination and governance committees of WPP plc (NASDAQ: WPPGY), a provider of marketing communications services globally. With her experience leading various divisions of a complex global industrial and financial services company, Ms. Begley brings to our Board financial and global expertise as well as senior leadership experience.

Narendra K. Gupta, 66

Managing Director, Nexus Venture Partners

Director since November 2005

Dr. Gupta co-founded and has served as Managing Director of Nexus Venture Partners, a U.S./India venture capital fund, since December 2006. In 1980, Dr. Gupta co-founded Integrated Systems Inc., a provider of products for embedded software development, which went public in 1990. Dr. Gupta served as Integrated System’s President and CEO from founding until 1994 and as Chairman until 2000 when Integrated Systems merged with Wind River Systems, Inc., a provider of device software optimization solutions. Dr. Gupta served as Wind River’s Vice Chairman from 2000 until its acquisition by Intel Corporation in 2009. Dr. Gupta served on the board of directors of Tibco Software Inc., a provider of service-oriented architecture and business process management enterprise software from 2002 until April 2014 and was on the board of Wind River from 2000 until 2009. As a former executive and current and former board member of a number of technology-related public and private companies and as an investor in global companies, Dr. Gupta provides our Board with global and IT industry expertise, public company board experience, as well as science and technology expertise.

12    RED HAT, INC.    2015 PROXY STATEMENT

William S. Kaiser, 59

General Partner, Greylock Partners

Director since September 1998

Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been one of the general partners of Greylock Partners since January 1988. Mr. Kaiser currently serves on the board of directors and is a member of the audit and nominating and corporate governance committees of Constant Contact, Inc. (NASDAQ: CTCT), a provider of products and services that help small organizations create and grow customer relationships, in addition to serving or having served on the boards of directors of a number of private organizations. Having a background in venture capital investment focusing on technology-related entities, Mr. Kaiser brings to our Board financial and IT industry expertise.

Donald H. Livingstone, 72

Teaching Professor (Retired), Brigham Young University, Marriott School of Management

Director since September 2009

Mr. Livingstone retired in August 2011 from Brigham Young University’s (“BYU”) Marriott School of Management (“Marriott School”) where he had served as a teaching professor since 1994. In addition to his teaching duties, Mr. Livingstone served as director of the Rollins Center for Entrepreneurship and Technology at the Marriott School from 1995 until 2007. During the period from 2002 to 2007, Mr. Livingstone served on the board of directors of a number of public and private companies. Mr. Livingstone took a leave of absence from the Marriott School from June 2007 until June 2009 to serve as a mission president in Africa for his church. Prior to joining BYU, Mr. Livingstone had a 29-year career with Arthur Andersen LLP that included service as an audit and consulting services partner in the San Francisco and Los Angeles offices. Mr. Livingstone’s career in public accounting and as a teaching professor, as well as his service as a director of a number of public companies, brings to our Board financial expertise and public company board experience.

James M. Whitehurst, 47

President and CEO, Red Hat, Inc.

Director since January 2008

Mr. Whitehurst has served as the President and CEO of Red Hat and as a member of the Board since January 2008. Prior to joining Red Hat, Mr. Whitehurst served as Chief Operating Officer from July 2005 to August 2007, as Senior Vice President and Chief Network and Planning Officer from May 2004 to July 2005 and as Senior Vice President—Finance, Treasury & Business Development from January 2002 to May 2004 of Delta Air Lines, Inc. Delta filed for bankruptcy in September 2005. Prior to joining Delta, he was a partner and managing director at The Boston Consulting Group. Mr. Whitehurst also serves on the board of directors and is a member of the compensation committee of DigitalGlobe, Inc. (NYSE: DGI), a builder and operator of satellites for digital imaging. Mr. Whitehurst’s service as our CEO as well as his experience as a senior executive at a global corporation brings financial and global expertise as well as senior leadership experience to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE ELECTION OF

SOHAIB ABBASI, CHARLENE T. BEGLEY, NARENDRA K. GUPTA, WILLIAM S. KAISER,

DONALD H. LIVINGSTONE AND JAMES M. WHITEHURST

TO THE COMPANY’S BOARD OF DIRECTORS

RED HAT, INC.    2015 PROXY STATEMENT    13

Members of the Board Continuing to Serve

The following directors will continue to serve on our Board. Set forth below is a brief biography for each such director and a description of the key attributes that each brings to our Board.

W. Steve Albrecht, 68

Professor of Accounting, Brigham Young University, Marriott School of Management

Director since March 2011

Dr. Albrecht, who previously served on our Board from April 2003 through June 2009, is the Gunnell Endowed Professor and a Wheatley Fellow at BYU’s Marriott School. Dr. Albrecht also served as a mission president in Japan for his church from July 2009 through July 2012. Dr. Albrecht, a certified public accountant, certified internal auditor and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois and served as Associate Dean of the Marriott School at BYU until July 2008. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche. Dr. Albrecht currently serves on the board of directors and is the chair of the audit committee and a member of the nominating and corporate governance committee of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company, and on the board of directors and is the chair of the audit and finance committee and a member of the nominating and corporate governance committee of SkyWest, Inc., the holding company of SkyWest Airlines (NASDAQ: SKYW), a regional airline company. He previously served on the board of directors of SunPower Corporation, a solar panel design and manufacturing company, from 2005 to 2012. He is the past president of the American Accounting Association and the Association of Certified Fraud Examiners and is a former trustee of the Financial Accounting Foundation that oversees the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB) and a former trustee of the Committee of Sponsoring Organizations (COSO), the organization that designed the internal control framework used by nearly all public companies and other organizations. Dr. Albrecht’s career in public accounting and as a professor and associate dean, as well as his service as a director of a number of public companies, brings to our Board financial expertise as well as public company board and senior leadership experience.

Jeffrey J. Clarke, 53

Chief Executive Officer, Eastman Kodak Company

Director since November 2008

Mr. Clarke has served as the Chief Executive Officer and as a member of the board of directors of Eastman Kodak Company (NYSE: KODK), a technology company focused on imaging for business, since March 2014. Mr. Clarke served as a Managing Partner of Augusta Columbia Capital Group LLC, an investment firm, from February 2012 through January 2014. Mr. Clarke served as the President and CEO of Travelport Limited, a provider of transaction processing for the global travel industry, from April 2006 through May 2011. From April 2004 until April 2006, Mr. Clarke was the Chief Operating Officer of CA, Inc. (formerly Computer Associates), an information technology company, where he was responsible for sales, services, business development, partnership alliances, finance and information technology. From May 2002 through November 2003, Mr. Clarke was the Executive Vice President of Global Operations of Hewlett-Packard Company, an information technology company. Mr. Clarke served on the board of directors of Compuware Corporation, an enterprise software company, from 2013 through 2014, Orbitz Worldwide Ltd., a global online travel company, from 2007 through 2014, and UTStarcom, Inc., a provider of IP-based networking and telecommunications solutions, from 2005 through 2010. Mr. Clarke’s experience as an executive at large global technology companies brings to our Board global and IT industry expertise as well as senior leadership experience.

14    RED HAT, INC.    2015 PROXY STATEMENT

General H. Hugh Shelton, 73

U.S. Army (Retired) and Former Chairman of the Joint Chiefs of Staff

Director since April 2003, Lead Director from March 2008 through August 2010 and Board Chair since August 2010

General Shelton has served as the Executive Director of the General H. Hugh Shelton Leadership Center at North Carolina State University since January 2002 in addition to serving as a board member, consultant and advisor to a number of entities. From January 2002 until April 2006, General Shelton served as the President, International Operations, for M.I.C. Industries, an international manufacturing company. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until his retirement in September 2001. General Shelton serves on the board of directors and is a member of the nominating/corporate governance committee of L-3 Communications Corporation (NYSE: LLL), a supplier of products and services used in the aerospace and defense industries. He has also served as a member of the boards of directors of several other public companies including Anheuser-Busch Companies, Inc., an operator of beer, packaging and entertainment companies, from 2001 until 2009 and as vice chairman of the board of directors of Protective Products of America, Inc., a manufacturer of protective armor products, from 2006 until 2010. General Shelton’s leadership experience in the U.S. military and his service on the boards of other public companies brings to our Board global expertise as well as public company board and senior leadership experience.

RED HAT, INC.    2015 PROXY STATEMENT    15

ITEM NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for Fiscal 2016. During Fiscal 2015, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as described below.

Although stockholder ratification of our independent registered public accounting firm is not required under Delaware law, our Certificate of Incorporation or our By-laws, the Company believes it is advisable to provide our stockholders with the opportunity to ratify this selection. If our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2016, the Audit Committee of our Board will consider whether to select a new independent registered public accounting firm for Fiscal 2016 or to wait until the completion of the audit for Fiscal 2016 before considering a change in our independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend our Annual Meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

FISCAL 2016

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees PricewaterhouseCoopers LLP billed to the Company for each of the last two fiscal years.

Fee Category	Fiscal Year Ended February 28, 2015	Fiscal Year Ended February 28, 2014
Audit Fees (1)	$1,662,031	$1,377,550
Audit-Related Fees (2)	$130,000	$—
Tax Fees (3)	$293,164	$265,935
All Other Fees (4)	$138,757	$169,941

Total Fees	$2,223,952	$1,813,426

(1)	“Audit Fees” consist of fees for the integrated audit of the Company’s annual financial statements, the review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	“Audit-Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not reported under “Audit Fees.” For Fiscal 2015, fees for assistance with merger and acquisition due diligence activities comprise substantially all of the amounts described.
(3)	“Tax Fees” consist of fees for tax compliance, tax advice and tax planning services. For Fiscal 2015 and the fiscal year ended February 28, 2014 (“Fiscal 2014”), fees for tax compliance, advice relating to transfer pricing matters, and tax planning services comprise substantially all of the amounts described.

16    RED HAT, INC.    2015 PROXY STATEMENT

(4)	“All Other Fees” consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees. For Fiscal 2015 and Fiscal 2014, fees for use of a research tool and for conducting customer compliance audits comprise substantially all of the amounts described.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may delegate, and has delegated to the Chair of the Audit Committee, the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. The Audit Committee also may delegate this pre-approval authority to other individual members of the Audit Committee from time to time. Any approval of services by any member of the Audit Committee pursuant to this delegated authority, whether the Chair or another member, is reported at the next meeting of the Audit Committee.

For Fiscal 2014 and Fiscal 2015, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee directly or pursuant to this delegated authority.

RED HAT, INC.    2015 PROXY STATEMENT    17

ITEM NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, a resolution relating to the Company’s executive compensation as reported in this Proxy Statement. Consistent with the preference expressed by our stockholders at the Company’s 2011 Annual Meeting, the Board has approved holding an advisory vote on executive compensation every year.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation program is designed and operates, as well as the Summary Compensation Table and other related compensation tables, which provide additional information on the compensation of our named executive officers. The Board and the Compensation Committee believe that our executive compensation program as described in the “Compensation Discussion and Analysis” section has supported and contributed to the Company’s recent and long-term success and the creation of long-term stockholder value and is effective in helping the Company attract and retain the high caliber of executive talent necessary to drive our business forward and build sustainable value for our stockholders.

In accordance with regulations issued under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion of the Proxy Statement for the 2015 Annual Meeting of Stockholders, is hereby APPROVED.

While this advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE RESOLUTION RELATING TO RED HAT’S EXECUTIVE COMPENSATION

18    RED HAT, INC.    2015 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The tables below set forth, as of May 29, 2015 (unless otherwise indicated), certain information regarding beneficial ownership of our common stock. We determine beneficial ownership of our common stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of common stock which the individual has the right to acquire on or before July 28, 2015 through payout of deferred stock units (“DSUs”). DSUs are described in more detail below in the section entitled “Corporate Governance and Board of Directors Information—Compensation of Directors.” As of May 29, 2015, we had 183,474,195 shares of common stock outstanding. For purposes of computing the percentage and amount of outstanding shares of common stock held by each individual or entity, any shares which that individual or entity has the right to acquire on or before July 28, 2015 are deemed to be outstanding for the individual or entity but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity.

Ownership by Our Directors and Executive Officers

As of the end of Fiscal 2015, our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers who were serving as of February 28, 2015 were James M. Whitehurst, Charles E. Peters, Jr., Paul J. Cormier, Arun Oberoi and Michael R. Cunningham. These individuals together with Brian M. Stevens, our former Executive Vice President and Chief Technology Officer, are our named executive officers (“Named Officers”). The following table includes information regarding the number of shares of our common stock beneficially owned by each of our directors, director nominees and Named Officers, as well as all of our current directors and executive officers as a group, as of May 29, 2015.

Name and Address of Beneficial Owner (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
James M. Whitehurst (3)	Class III Director and President and Chief Executive Officer	400,067	*

Paul J. Cormier (4)	Executive Vice President and President, Products and Technologies	193,316	*

William S. Kaiser (5)	Class III Director	152,938	*

Arun Oberoi (6)	Executive Vice President, Global Sales and Services	66,742	*

Charles E. Peters, Jr. (7)	Executive Vice President and Chief Financial Officer	58,101	*

Michael R. Cunningham (8)	Executive Vice President and General Counsel	55,489	*

Marye Anne Fox (9)	Class I Director	44,368	*

Narendra K. Gupta (10)	Class III Director	42,843	*

Jeffrey J. Clarke (11)	Class II Director	33,559	*

General H. Hugh Shelton (12)	Board Chair and Class II Director	27,195	*

Sohaib Abbasi (13)	Class III Director	26,136	*

Donald H. Livingstone (14)	Class I Director	22,612	*

RED HAT, INC.    2015 PROXY STATEMENT    19

Name and Address of Beneficial Owner (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
W. Steve Albrecht (15)	Class II Director	21,435	*

Charlene T. Begley (16)	Class I Director	4,602	*

Brian M. Stevens	Former Executive Vice President and Chief Technology Officer	0	*

All current executive officers and directors as a group (15 persons) (17)		1,213,260	*

*	Less than one percent of the outstanding common stock.
(1)	The address for each beneficial owner is c/o Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina 27601.
(2)	Each person named in the table reported that he or she has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares shown as beneficially owned by him or her, except as noted in the footnotes below and subject to community property laws, if applicable. The inclusion herein of any shares of common stock does not constitute an admission of direct or indirect beneficial ownership of those shares.
(3)	Consists of (i) 278,677 shares of common stock and (ii) 121,390 shares of restricted stock vesting over four years from the date of grant.
(4)	Consists of (i) 123,416 shares of common stock and (ii) 69,900 shares of restricted stock vesting over four years from the date of grant.
(5)	Consists of (i) 141,189 shares of common stock, (ii) 4,559 shares of restricted stock vesting one year from the date of grant and (iii) 7,190 shares of common stock issuable upon payout of DSUs.
(6)	Consists of (i) 17,706 shares of common stock and (ii) 49,036 shares of restricted stock vesting over four years from the date of grant.
(7)	Consists of (i) 22,053 shares of common stock and (ii) 36,048 shares of restricted stock vesting over four years from the date of grant.
(8)	Consists of (i) 20,543 shares of common stock and (ii) 34,946 shares of restricted stock vesting over four years from the date of grant.
(9)	Consists of (i) 33,126 shares of common stock and (ii) 11,242 shares of common stock issuable upon payout of DSUs.
(10)	Consists of (i) 7,345 shares of common stock and (ii) 35,498 shares of common stock issuable upon payout of DSUs.
(11)	Consists of (i) 62 shares of common stock, (ii) 4,559 shares of restricted stock vesting one year from the date of grant and (iii) 28,938 shares of common stock issuable upon payout of DSUs.
(12)	Consists of (i) 12,929 shares of common stock, (ii) 4,559 shares of restricted stock vesting one year from the date of grant and (iii) 9,707 shares of common stock issuable upon payout of DSUs.
(13)	Consists of (i) 7,985 shares of common stock, (ii) 18,091 shares of common stock issuable upon payout of DSUs and (iii) 60 shares of common stock held of record by the Abbasi Family 2003 Charitable Remainder Unitrust for which Mr. Abbasi is the trustee.
(14)	Consists of (i) 478 shares of common stock and (ii) 22,134 shares of common stock issuable upon payout of DSUs.
(15)	Consists of (i) 6,629 shares of common stock, (ii) 4,559 shares of restricted stock vesting one year from the date of grant and (iii) 10,247 shares of common stock issuable upon payout of DSUs.
(16)	Consists of 4,602 shares of restricted stock vesting over three years from the date of grant.
(17)	Consists of (i) 702,472 shares of common stock, (ii) 367,741 shares of restricted stock vesting over either one year, three years or four years from the date of grant and (iii) 143,047 shares of common stock issuable upon payout of DSUs.

20    RED HAT, INC.    2015 PROXY STATEMENT

Ownership of More than 5% of Our Common Stock

The following table sets forth information on each person or entity who we believe, based on our review of public filings, or information provided, by such persons or entities, beneficially owns more than 5% of our common stock as of May 29, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (1)
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, MD 21202	30,683,163	16.72%

Prudential Financial, Inc. (3) 751 Broad Street Newark, NJ 07102	17,429,671	9.50%

The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355	14,056,201	7.66%

FMR LLC (5) 245 Summer Street Boston, MA 02210	13,272,694	7.23%

BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10022	10,546,671	5.75%

(1)	Percentages are calculated based on our common stock outstanding as of May 29, 2015.
(2)	Based solely on information provided by T. Rowe Price Associates, Inc. (“Price Associates”) in a letter dated March 10, 2015 regarding its beneficial ownership of our common stock as of February 28, 2015. As of February 28, 2015, Price Associates had sole power to vote or direct the vote over 10,548,391 shares and sole power to dispose or direct the disposition of 30,683,163 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Based solely on a Schedule 13G/A filed with the SEC on January 27, 2015 by Prudential Financial, Inc. (“Prudential”) and includes shares held by certain of its subsidiaries. As of December 31, 2014, Prudential reported sole power to vote or direct the vote over 893,902 shares, shared power to vote or direct the vote over 9,851,450 shares, sole power to dispose or direct the disposition of 893,902 shares and shared power to dispose or direct the disposition of 16,535,769 shares. Jennison Associates LLC (“Jennison”) filed a separate Schedule 13G/A with the SEC on February 10, 2015 reporting beneficial ownership of 17,184,497 shares. However, these shares have not been listed separately because the shares reported by Prudential, which indirectly owns 100% of the equity interests of Jennison, includes 17,182,648 shares beneficially owned by Jennison. The remaining 1,849 shares reported by Jennison is not included in the number of shares reported by Prudential as being beneficially owned by Jennison. Jennison furnishes investment advice to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares held by such Managed Portfolios.

RED HAT, INC.    2015 PROXY STATEMENT    21

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. As of December 31, 2014, The Vanguard Group, Inc. reported sole power to vote or direct the vote over 327,132 shares, sole power to dispose or direct the disposition of 13,749,993 shares and shared power to dispose or direct the disposition of 306,208 shares. Includes 255,808 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”) as a result of its serving as an investment manager of collective trust accounts. Also includes 121,724 shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”) as a result of its serving as an investment manager of Australian investment offerings. VFTC and VIA are wholly owned subsidiaries of The Vanguard Group, Inc.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC. As of December 31, 2014, FMR LLC reported sole power to vote or direct the vote over 1,336,061 shares and sole power to dispose or direct the disposition of 13,272,694 shares. Includes shares beneficially owned by Crosby Advisors LLC, Fidelity Investments Money Management, Inc. Fidelity Management & Research (Hong Kong) Limited, Fidelity Management Trust Company, Inc., FMR Co., Inc., Pyramis Global Advisors Trust Company and Strategic Advisors, Inc. FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”), advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2015 by BlackRock, Inc. and includes shares held by certain of its subsidiaries. As of December 31, 2014, BlackRock, Inc. reported sole power to vote or direct the vote over 9,025,668 shares and sole power to dispose or direct the disposition of 10,546,671 shares.

22    RED HAT, INC.    2015 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Our Board believes that good corporate governance is an important element in managing Red Hat for the longer-term benefit of stockholders. Regular review and assessment of existing governance practices is an ongoing process for our Board. This section describes a number of our key corporate governance policies and practices. Copies of our current corporate governance documents and policies, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters, are available at www.redhat.com.

Key Governance Policies

Code of Business Conduct and Ethics

The Board has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have posted our Code of Business Conduct and Ethics on our website, www.redhat.com. In addition, we intend to post on our website all disclosures that are required by law or by New York Stock Exchange (“NYSE”) listing standards with respect to amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide a framework for the conduct of the Board’s business. Highlights of our Corporate Governance Guidelines include, among other things, that:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board must be independent directors;

•	the independent directors and the non-management directors are each to meet regularly in executive session;

•	directors have full and free access to management and, as necessary, independent advisors;

•	a director who reaches the age of 75 will retire from the Board effective at the end of his or her then current term;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Policies and Procedures for Related Person Transactions

We have a written Related Person Transaction Policy that provides for the review of certain transactions, arrangements or relationships between Red Hat and parties including our directors, director nominees, executive officers and 5% stockholders (or their immediate family members), who we refer to as “related persons,” in which the amount involved exceeds $120,000 and such related person has or will have a direct or indirect material interest. Any related person transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel and shall be reviewed and approved by our Audit Committee. If review and approval is not practicable prior to entry into the transaction, the Audit Committee will review, and in its discretion, may ratify the related person transaction.

In reviewing the proposed transactions, the Audit Committee shall review and consider, as appropriate:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

RED HAT, INC.    2015 PROXY STATEMENT    23

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the terms of the transaction are, in the aggregate, no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the Company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate. The Related Person Transaction Policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee of the Board in accordance with its charter.

Related Person Transactions for Fiscal 2015

Since March 1, 2014, there has not been, nor is there currently proposed, any transaction, arrangement or relationship in which Red Hat is a party, the amount involved exceeds $120,000 and any related person had or will have a direct or indirect material interest except for Red Hat’s employment of M. W. Vincent, the brother-in-law of DeLisa K. Alexander, our Executive Vice President and Chief People Officer. In Fiscal 2015, Mr. Vincent’s total compensation, including salary, commissions and stock awards, was $256,466.

Board Independence

Our Board is composed of a majority of directors who are considered independent. As described below, the Board has determined that nine of our ten current directors, including the Board Chair, are independent directors. For a director to be considered independent under the NYSE rules, the Board must determine that a director does not have a direct or indirect material relationship with Red Hat (other than as a director) that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board makes independence determinations on a case-by-case basis in light of all relevant facts and circumstances.

The Board makes its independence determination on an annual basis at the time it approves director nominees for inclusion in the annual Proxy Statement and, if a director joins the Board in the interim, at such time as the director joins the Board. On an annual basis we require each member of our Board to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines.

After considering relationships between the directors and Red Hat, the Board affirmatively determined that all of our directors, except for Mr. Whitehurst, our President and CEO, meet the criteria as outlined by the NYSE and our Corporate Governance Guidelines and in the judgment of our Board are independent.

24    RED HAT, INC.    2015 PROXY STATEMENT

Key Board Practices

Board Meetings and Attendance

The Board met nine times during Fiscal 2015, either in person or by teleconference. As stated in our Corporate Governance Guidelines, directors are responsible for attending all meetings of the Board, the Board committees on which they sit and the Annual Meeting. During Fiscal 2015, each member of our Board attended at least 75% of the aggregate of the meetings of the Board and the committees on which he or she served. Each member of our Board attended our 2014 Annual Meeting of Stockholders.

Executive Sessions

Our independent directors meet in separate regularly scheduled executive sessions, without management. During Fiscal 2015, General Shelton chaired these sessions.

Director Stock Ownership Policy

Our Stock Ownership Policy as it relates to our directors is described below in the section entitled “Compensation of Directors—Director Stock Ownership Requirements.”

Election of Directors

At all meetings of stockholders for the election of directors at which a quorum is present, each director nominee is elected by the vote of the majority of the votes cast; provided, however, that if, as of a date that is five business days in advance of the date that the Company files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented), the number of director nominees exceeds the number of directors to be elected, the directors (not exceeding the authorized number of directors as fixed by the Board in accordance with the Company’s Certificate of Incorporation and By-Laws) shall be elected by a plurality of the voting power of the shares of stock entitled to vote who are present, in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of the election of directors, a “majority of the votes cast” means that the number of shares voted “For” a director nominee must exceed the number of shares voted “Against” that director nominee. Abstentions and broker non-votes are not considered votes cast for this purpose.

Risk Oversight

Management is responsible for the day-to-day management of the risks we face and our Board has responsibility for the oversight of risk management. The Board and its committees regularly receive information and reports from members of senior management on areas of material risk, including financial, legal, reputational and strategic risks. In addition, the Board regularly discusses our strategic direction and the risks and opportunities facing the Company in light of trends and developments in the software industry and general business environment.

The committees of our Board have responsibility for the oversight of certain risks. The Audit Committee oversees the management of financial and legal risks. The Compensation Committee oversees the management of risks relating to our compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks relating to executive succession planning and the composition of our Board.

Leadership Structure

Currently, the roles of Board Chair and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities for the Company at this time. This arrangement allows our Board Chair, who is an independent director, to

RED HAT, INC.    2015 PROXY STATEMENT    25

lead the Board in its fundamental role of providing independent advice to and oversight of management and our CEO to focus on our day-to-day business and strategy and convey the management perspective to other directors.

Our Board also has three standing committees that currently consist of, and are chaired by, independent directors. Our Board delegates substantial responsibilities to the committees, which then report their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons promote a diversity of ideas and more effective governance.

Process for Nominating Candidates for Service on Our Board

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates and recommending proposed director nominees to the Board. The Nominating and Corporate Governance Committee will consider candidates proposed or suggested by other members of the Board, members of executive management and stockholders and candidates identified by third-party search firms retained by the Nominating and Corporate Governance Committee.

Our standards for evaluating candidates as director nominees are described above in the section entitled “Item No. 1—Election of Directors.”

Stockholders who wish to recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates may do so by submitting candidate names, together with appropriate biographical information and background materials and whether the stockholder or group of stockholders making the recommendation beneficially owned more than 5% of our common stock for at least one year as of the date the recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina 27601. Assuming the appropriate biographical and background materials have been provided on a timely basis in accordance with our By-Laws, the Committee will evaluate any such stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Stockholder Engagement

From time to time, Red Hat engages with its stockholders about our financial performance, corporate governance practices, executive compensation programs and other matters. We regularly meet with stockholders at conferences and in one-on-one meetings. These conversations with our stockholders allow us to better understand our stockholders’ perspectives and provide us with useful feedback to calibrate our priorities. In Fiscal 2015, we consulted with a number of our stockholders about the one-time, special grant of TSR Hurdle PSUs to Mr. Whitehurst and Mr. Cormier. Stockholders may communicate with the Board Chair, non-management members of the Board as a group, or any committee chair as described in the section below entitled “Communicating with Directors.”

Communicating with Directors

Stockholders and other interested parties who wish to communicate with the Board Chair, non-management members of the Board as a group, or any committee chair may do so by following the process set forth on our website at www.redhat.com under “About Red Hat—Investor Relations—Corporate Governance—Contact the Board.”

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Committees of the Board

Our Board has established three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a written charter approved by the Board and available on our website at www.redhat.com under “About Red Hat—Investor Relations—Corporate Governance.”

The tables below illustrate membership for each of our Board committees during Fiscal 2015. At the beginning of Fiscal 2015, the membership of our Board committees was as follows:

Name	Audit	Compensation	Nominating and Corporate Governance
Mr. Abbasi	X
Dr. Albrecht	Chair		X
Mr. Clarke	X	Chair
Dr. Fox		X	X
Dr. Gupta		X	X
Mr. Kaiser			Chair
Mr. Livingstone	X	X
General Shelton (Board Chair)		X

The Board approved committee assignment changes effective December 18, 2014. The table below reflects those changes and the current membership of each of our Board Committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Mr. Abbasi		X
Dr. Albrecht	Chair		X
Ms. Begley	X		X
Mr. Clarke	X	Chair
Dr. Fox		X	X
Dr. Gupta		X	X
Mr. Kaiser			Chair
Mr. Livingstone	X	X
General Shelton (Board Chair)		X

The Board has determined that all of the members of the Audit, Compensation and the Nominating and Corporate Governance Committees are independent in accordance with the standards set forth in our Corporate Governance Guidelines and applicable SEC and NYSE rules.

Audit Committee

The Audit Committee met eight times during Fiscal 2015. The Audit Committee currently consists of four members. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the members of our Audit Committee are independent. The Board also determined that Dr. Albrecht is an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee’s responsibilities include:

•	appointing, setting the compensation of, and assessing the independence of the Company’s independent registered public accounting firm;

•

overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

RED HAT, INC.    2015 PROXY STATEMENT    27

•	reviewing and discussing with management and the Company’s independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring internal control over financial reporting, disclosure controls and procedures and the Code of Business Conduct and Ethics;

•	providing oversight over the Company’s risk management policies;

•

establishing policies regarding hiring of present or former employees of the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included below in the section entitled “Audit Committee Report”).

The Audit Committee’s Charter limits a director to service on the audit committees of no more than two other public companies (in addition to Red Hat’s) without the approval of our Board. None of the current members of our Audit Committee serve on the audit committees of more than two other public companies.

Compensation Committee

The Compensation Committee met seven times during Fiscal 2015. The Compensation Committee currently consists of six members. The Compensation Committee may form one or more subcommittees and delegate authority to its subcommittees as it deems appropriate under the circumstances.

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s management;

•	participating in an annual assessment of the material risks, if any, posed by the Company’s compensation policies and practices;

•	overseeing and administering the Company’s equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during Fiscal 2015. The Nominating and Corporate Governance Committee currently consists of five members.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

28    RED HAT, INC.    2015 PROXY STATEMENT

•	developing and recommending corporate governance principles to the Board; and

•	overseeing an annual evaluation of the Board.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for Fiscal 2015 that are included in the Company’s Annual Report on Form 10-K for Fiscal 2015.

The Audit Committee operates under a written charter adopted by the Board on March 25, 2014. A copy of the Audit Committee Charter is available at the Company’s website at www.redhat.com.

The membership of the Audit Committee and its responsibilities are further described above in the section entitled “Committees of the Board—Audit Committee.”

Conduct of Audit Committee Meetings

The Audit Committee’s agenda is established by its chairperson with input from the committee members and the Company’s CFO. Audit Committee meetings are designed to facilitate and encourage communication among members of the Audit Committee and the Company’s management, its Director of Internal Audit and its independent registered public accounting firm, PricewaterhouseCoopers LLP.

During its Fiscal 2015 meetings, the Audit Committee reviewed and discussed various financial and regulatory issues, as well as reports of the Company’s internal auditors, its independent registered public accounting firm and management. As a part of these meetings, the Audit Committee regularly held separate executive sessions with representatives of the Company’s independent registered public accounting firm, the Company’s management and its Director of Internal Audit, at which candid discussions of financial management, accounting, internal controls, legal and compliance issues took place. Additionally, the Audit Committee’s chairperson held separate discussions from time to time with representatives of PricewaterhouseCoopers LLP and the Company’s CFO, Director of Internal Audit and General Counsel.

Audit Committee Review of Periodic Reports

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the reports prepared by the independent registered public accounting firm about the Company’s annual reports and communications from the firm related to quarterly reviews, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under U.S. generally accepted accounting principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Audit Committee’s Role in Connection with the Company’s Report on Internal Controls

The Audit Committee reviewed management’s report on internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Periodically during Fiscal 2015, the Audit Committee reviewed plans for documenting and testing controls, the results of such documentation and testing, any deficiencies discovered and the status of remediation of deficiencies.

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Audit Committee’s Role in Connection with the Financial Statements and Controls of the Company

Management of the Company has primary responsibility for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. The responsibility of the Audit Committee is to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with the independent registered public accounting firm, without the presence of management, to help ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit Committee also reviews with its outside advisors material developments in accounting that may be pertinent to the Company’s financial reporting practices.

Review and Discussions with Independent Registered Public Accounting Firm

In its meetings with representatives of PricewaterhouseCoopers LLP, the Audit Committee asked the independent registered public accounting firm to address and discuss its responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•

Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the independent registered public accounting firm prepared and been responsible for the financial statements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, do the Company’s financial statements fairly present, in all material respects, to investors, the Company’s financial position and performance for the reporting period in accordance with U.S. generally accepted accounting principles and SEC disclosure requirements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, has the Company implemented internal controls over financial reporting that are appropriate for the Company and have such controls operated effectively as of the end of the Company’s fiscal year?

•

During the course of the fiscal year, has the independent registered public accounting firm received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also discussed with the independent registered public accounting firm that it is retained by the Audit Committee and that the independent registered public accounting firm must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions and its discussions with management, the Audit Committee believes it has a basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2015.

Audit Committee Activity with Regard to the Company’s Audited Financial Statements for Fiscal 2015

The Audit Committee has, among other actions:

•	reviewed and discussed the audited financial statements with the Company’s management; and

•	discussed with PricewaterhouseCoopers LLP, the matters required by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

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Independence of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Conclusion

Based on its review and discussion with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2015. The Audit Committee and Board also have recommended the stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2016.

Respectfully submitted,

THE AUDIT COMMITTEE

W. Steve Albrecht (Chair)

Charlene T. Begley

Jeffrey J. Clarke

Donald H. Livingstone

The information contained in the foregoing report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent Red Hat specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. This information shall not be deemed to be incorporated by reference into any filing of Red Hat under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

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Compensation of Directors

Our Non-Employee Director Compensation Plan (the “Director Compensation Plan”), which is further described below, provides for a combination of cash and equity compensation for our non-employee directors. The Company does not fund any type of retirement or pension plan for non-employee directors.

Summary Compensation Table for Non-Employee Directors

The following table summarizes the compensation paid to our directors other than Mr. Whitehurst during Fiscal 2015:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3) (4)	All Other Compensation ($)	Total ($)
Sohaib Abbasi (5)	—	319,320	—	319,320
W. Steve Albrecht (6)	97,500	250,016	—	347,516
Charlene T. Begley (7)	18,343	300,004	—	318,347
Jeffrey J. Clarke (8)	—	350,120	—	350,120
Marye Anne Fox (9)	18,125	304,453	—	322,578
Narendra K. Gupta (10)	72,500	250,016	—	322,516
William S. Kaiser (11)	65,000	250,016	—	315,016
Donald H. Livingstone (12)	85,000	250,016	—	335,016
General H. Hugh Shelton (13)	115,000	250,016	—	365,016

(1)	Compensation paid to Mr. Whitehurst, our President and CEO, is described below in the section entitled “Compensation and Other Information Concerning Executive Officers.”
(2)	This column reflects the amount of cash compensation paid to each director for his or her Board and committee service after accounting for DSU elections. As further described below in the subsection entitled “Cash Compensation,” non-employee directors may elect to receive fully vested DSUs in lieu of all or a portion of their cash compensation.
(3)	Amounts in this column represent the aggregate grant date fair value of equity compensation issued to directors determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Equity compensation that our non-employee directors are eligible to receive is further described below in the subsection entitled “Equity Compensation.”
(4)	We no longer issue stock options to our non-employee directors. As of February 28, 2015, none of our non-employee directors had outstanding options. Our non-employee directors had DSUs and unvested restricted stock awards (“RSAs”) representing the right to receive the following number of shares of common stock: Mr. Abbasi—17,882, Dr. Albrecht—14,806, Ms. Begley—4,602, Mr. Clarke—33,175, Dr. Fox—11,242, Dr. Gupta—35,498, Mr. Kaiser—11,749, Mr. Livingstone—22,134 and General Shelton—14,266.
(5)	During Fiscal 2015, Mr. Abbasi was eligible to receive $69,185 in cash compensation and an annual equity award valued at $250,000. Mr. Abbasi elected to receive $69,185 of his cash compensation as DSUs in lieu of cash. The stock awards total in the table includes $135 of value realized as a result of issuing grants rounded up to the nearest whole share.
(6)	During Fiscal 2015, Dr. Albrecht was eligible to receive $97,500 in cash compensation and an annual equity award valued at $250,000. The stock awards total in the table includes $16 of value realized as a result of issuing grants rounded up to the nearest whole share.
(7)	During Fiscal 2015, Ms. Begley was eligible to receive $18,343 in cash compensation and an initial equity award valued at $300,000. The stock awards total in the table includes $4 of value realized as a result of issuing grants rounded up to the nearest whole share.
(8)	During Fiscal 2015, Mr. Clarke was eligible to receive $100,000 in cash compensation and an annual equity award valued at $250,000. Mr. Clarke elected to receive $100,000 of his cash

32    RED HAT, INC.    2015 PROXY STATEMENT

compensation as DSUs in lieu of cash. The stock awards total in the table includes $120 of value realized as a result of issuing grants rounded up to the nearest whole share.
(9)	During Fiscal 2015, Dr. Fox was eligible to receive $72,500 in cash compensation and an annual equity award valued at $250,000. Dr. Fox elected to receive $54,375 of her cash compensation as DSUs in lieu of cash. The stock awards total in the table includes $78 of value realized as a result of issuing grants rounded up to the nearest whole share.
(10)	During Fiscal 2015, Dr. Gupta was eligible to receive $72,500 in cash compensation and an annual equity award valued at $250,000. The stock awards total in the table includes $16 of value realized as a result of issuing grants rounded up to the nearest whole share.
(11)	During Fiscal 2015, Mr. Kaiser was eligible to receive $65,000 in cash compensation and an annual equity award valued at $250,000. The stock awards total in the table includes $16 of value realized as a result of issuing grants rounded up to the nearest whole share.
(12)	During Fiscal 2015, Mr. Livingstone was eligible to receive $85,000 in cash compensation and an annual equity award valued at $250,000. The stock awards total in the table includes $16 of value realized as a result of issuing grants rounded up to the nearest whole share.
(13)	During Fiscal 2015, General Shelton was eligible to receive $115,000 in cash compensation and an annual equity award valued at $250,000. The stock awards total in the table includes $16 of value realized as a result of issuing grants rounded up to the nearest whole share.

Overview of Non-Employee Director Compensation

Our Compensation Committee is responsible for reviewing and approving the compensation program for our non-employee directors. The Compensation Committee believes that a combination of cash and equity is the best way to attract and retain directors with the background, experience and skills necessary for a company such as Red Hat. Due to the unique nature of our open source development model and the constantly evolving environment in which we operate, the Company needs directors who are knowledgeable about the Company’s business environment and are willing to make a significant commitment to the Company and its stockholders for the long term. The Compensation Committee reviews our non-employee director compensation program annually and works with Frederic W. Cook & Co., its independent compensation consultant (the “Consultant”), to design and update the Director Compensation Plan to keep our compensation levels competitive. In making decisions regarding non-executive director compensation, the Compensation Committee considers data provided by the Consultant about non-employee director compensation at the companies in our compensation peer group (the composition of our compensation peer group is described below in “Compensation and Other Information Concerning Executive Officers-Compensation Discussion and Analysis-Process for Determining Named Officers’ Compensation-Compensation Peer Group.”)

The Compensation Committee adopted our current Director Compensation Plan in September 2009 and amended and restated it in January 2013 to increase the value of the next annual RSA grant to $250,000 in order to maintain the level of equity compensation at a level competitive with the equity compensation levels at our compensation peer group companies. The mix of cash versus equity provided under the plan is consistent with the mix provided by our peer companies.

In Fiscal 2015, our compensation program for non-employee directors included the following elements of compensation:

•	a cash retainer for annual service on our Board;

•	additional cash retainers for annual service as Board Chair, Lead Director, committee chairs and committee members;

•	an initial Restricted Stock Award (“RSA”) grant in connection with joining our Board; and

•	an annual RSA grant.

RED HAT, INC.    2015 PROXY STATEMENT    33

Directors who begin their Board service mid-year receive a pro-rata portion of the cash retainers and annual equity compensation. Under the Director Compensation Plan, stock awards are determined by dividing the applicable cash payment or target award value by the closing price of stock on the date of grant. Fractional shares are rounded up to the next whole number.

Cash Compensation

Each non-employee director is entitled to receive the following cash payments, paid in equal quarterly amounts, for his or her Board retainer and committee assignments.

Type of Cash Retainer	Cash Compensation Payable ($)
Board Member	50,000
Board Chair (1)	50,000
Lead Director (1)	30,000
Audit Committee Chair (2)	40,000
Audit Committee Member	20,000
Compensation Committee Chair (2)	30,000
Compensation Committee Member	15,000
Nominating and Corporate Governance Committee Chair (2)	15,000
Nominating and Corporate Governance Committee Member	7,500

(1)	If the Board Chair or Lead Director also serves as a committee chair, he or she receives both the Board Chair or Lead Director retainer, as applicable, and the retainer payable for service on the committee rather than the applicable committee chair retainer.
(2)	Committee chairs receive the applicable committee chair retainer in lieu of the retainer payable for service on the committee.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payments in the form of DSUs. DSUs represent the right to receive shares of our common stock at the time that the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of our common stock on the date the cash compensation is due to be paid, rounded up to the nearest share. DSUs issued in lieu of cash compensation are fully vested, but will be paid to the director only at the time that the director’s Board service ends.

Equity Compensation

In Fiscal 2015, our non-employee directors were entitled to receive the following equity compensation:

•

Initial RSA. Upon election or appointment to the Board, new non-employee directors are eligible to receive an initial RSA grant. The number of shares underlying the RSA is determined by dividing $300,000 by the closing price of our common stock on the grant date, rounded up to the nearest share. The grant date is the next regularly scheduled grant date for employees following the director’s election or appointment to the Board. These RSAs vest on the anniversary of the grant date in equal annual installments over a three-year period.

•

Annual RSA. Each non-employee director is eligible to receive an annual RSA grant. The number of shares underlying the RSA is determined by dividing $250,000 by the closing price of our common stock on the grant date, rounded up to the nearest share. The annual award is granted on or about July 16th. These RSAs vest on the first anniversary of the grant date.

34    RED HAT, INC.    2015 PROXY STATEMENT

Each non-employee director may elect, prior to the beginning of the calendar year, to receive DSUs on a one-for-one share basis in lieu of his or her annual RSA. The DSUs will vest on the same basis as the underlying RSA would have vested. Vested DSUs will be paid out in shares of our common stock at the time that the director’s Board service ends.

Additional Compensation

We do not pay meeting fees. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and meetings of any committee on which they serve, Company business meetings and approved educational seminars. With the prior approval of the Board Chair and the Lead Director, if any, directors may, for the purpose of attending a Board or committee meeting, incur the cost of direct private round trip air transportation if there is no direct commercial flight within six hours of the scheduled commencement or adjournment of the meeting and travel of more than 200 miles is required.

Indemnification

Each director has entered into an indemnification agreement with the Company. The indemnification agreements are on substantially the same terms as the indemnification agreements that the Company has entered into with the Named Officers, as described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Employment and Indemnification Arrangements with Named Officers—Indemnification.”

Director Stock Ownership Requirements

We have a Stock Ownership Policy that applies to our non-employee directors. During Fiscal 2015 this Stock Ownership Policy set the stock ownership level for each non-employee director at 10,000 shares of our common stock. The ownership levels were derived from multiples of the cash retainer for Board Members. As of the end of Fiscal 2015, each of our non-employee directors was in compliance with the Stock Ownership Policy. Our Stock Ownership Policy is further described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Compensation Policies and Practices—Stock Ownership Requirements.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of independent directors, as was the case at all times during Fiscal 2015. At the beginning of Fiscal 2015, Mr. Clarke (chair), Dr. Fox, Dr. Gupta, Mr. Livingstone and General Shelton were members of the Compensation Committee. In December 2014, Mr. Abbasi joined the committee. No member of the Compensation Committee (i) was during Fiscal 2015 or is currently an employee of the Company, (ii) has ever been an officer of the Company, (iii) is or was a participant in a “related person” transaction as described above in the section entitled “Key Governance Policies—Related Person Transactions for Fiscal 2015” or (iv) is an executive officer of another entity, at which one of our executive officers serves on the compensation committee or the board of directors. None of our executive officers serves as a member of the board of directors or on the compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

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COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Executive Officers

In accordance with SEC rules, the following is a list of our executive officers (other than Mr. Whitehurst, our President and CEO, whose biography appears in the section entitled “Item No. 1—Election of Directors—Nominees for Election to the Board of Directors”), their ages as of June 15, 2015 and certain information about their backgrounds.

DeLisa K. Alexander

Ms. Alexander, 49, has served as Executive Vice President and Chief People Officer since March 2011, Senior Vice President, People and Brand, from November 2007 until March 2011 and as Vice President, People, from July 2006 until November 2007. From August 2001 until July 2006, Ms. Alexander served in a number of legal capacities for Red Hat, including most recently as Assistant General Counsel and Assistant Secretary of the Company. Prior to joining Red Hat, she was associated with the Kilpatrick Stockton LLP law firm (now Kilpatrick Townsend & Stockton LLP) where she focused on mergers, acquisitions, venture capital and intellectual property licensing.

Paul J. Cormier

Mr. Cormier, 58, has served as President, Products and Technologies since April 2008 and as Executive Vice President since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and internet services company.

Michael R. Cunningham

Mr. Cunningham, 54, joined the Company as Senior Vice President and General Counsel in June 2004 and has served as Executive Vice President and General Counsel since May 2007. From October 2002 to February 2003 (following the acquisition by IBM of the management consulting business of PricewaterhouseCoopers LLP), Mr. Cunningham served as an Associate General Counsel at IBM, with legal responsibilities for the Business Consulting Services division in the regions of Europe, the Middle East and Africa. From November 1994 until October 2002, Mr. Cunningham served in a number of legal capacities for PricewaterhouseCoopers LLP, including most recently as a Partner and Associate General Counsel, with various global legal responsibilities.

Arun Oberoi

Mr. Oberoi, 60, joined the Company as Executive Vice President, Global Sales and Services in May 2012. From December 2010 to January 2012, Mr. Oberoi served as president and CEO of Viridity Software, a data center infrastructure management company. From March 2008 to June 2010, Mr. Oberoi was CEO of Aveksa, an access governance and management software company. From January 2004 to February 2006, Mr. Oberoi was executive vice president of worldwide sales and services at Micromuse, a provider of network and service management solutions. Micromuse was acquired by IBM in February 2006, where Mr. Oberoi subsequently served as vice president within IBM Tivoli until March 2008. Prior to Micromuse, Mr. Oberoi held various executive leadership roles at Hewlett-Packard.

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Charles E. Peters, Jr.

Mr. Peters, 63, joined the Company as Executive Vice President and Chief Financial Officer in August 2004. Mr. Peters previously served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003 and as a consultant to Burlington Industries, Inc. while employed by BTI Distribution Trust from November 2003 until joining the Company. Mr. Peters is retiring from the Company as of July 31, 2015. For information on Mr. Peters’ successor, see “Compensation Discussion and Analysis—Fiscal 2016 Executive Compensation Decisions for our Named Officers—Other Fiscal 2016 Executive Compensation Decisions.”

The Named Officers (James M. Whitehurst, Charles E. Peters, Jr., Paul J. Cormier, Arun Oberoi, Michael R. Cunningham and Brian M. Stevens) are the focus of the Compensation Discussion and Analysis. Mr. Stevens resigned from the Company in September 2014 to become Vice President of Cloud Platforms at Google, Inc.

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Executive Summary of Compensation Discussion and Analysis

In Fiscal 2015, Red Hat delivered another year of double-digit revenue, operating cash flow and stock price growth, ending the fiscal year with our 52nd consecutive quarter of revenue growth. These results included year-over-year growth of 13% in our core Infrastructure-related offerings subscription revenue, 15% in our Training and Services business and 43% in our Application Development-related and Other Emerging Technology offerings subscription revenue. During the fiscal year, we experienced strong demand for our open, hybrid cloud technologies and increased recognition for our emerging technology offerings such as OpenShift, which was recognized as an InfoWorld Technology of the Year.

The following table summarizes our performance for certain GAAP metrics relevant to performance-based compensation payouts for Fiscal 2015 (U.S. Dollars in millions, except for stock price). Performance against one or more of these metrics determined over two-thirds of the payouts earned by our Named Officers in Fiscal 2015. The Compensation Committee chose these metrics because the committee believes they are the key contributors to the Company’s long-term profitability and ability to grow our business, both of which build long-term stockholder value. Stock price growth is one measure of our success in delivering that value to stockholders.

Performance Measures	Fiscal 2015	Fiscal 2014	% Change
Total Revenue	$1,789.5	$1,534.6	16.6%
Operating Income	$250.0	$232.3	7.6%
Operating Margin	14.0%	15.1%	(7.3)%
Operating Cash Flow	$622.8	$540.6	15.2%
Stock Price at Fiscal Year-End	$69.12	$58.99	17.2%

Our Named Officers received payouts above target for most elements of our Fiscal 2015 compensation program. After evaluating the performance of the Company and the individual executives, the Compensation Committee approved:

•	payouts under our annual cash bonus plan averaging 182% of target, based on corporate financial goal achievement of 186% and average individual goal achievement of 168%;

•	payouts earned based on growth in revenue and operating income relative to peer group companies under the Operating Performance Share Units (“Operating PSUs”) at an average of 178% of target; and

•	payouts earned based on stock price growth over a three-year period relative to peer group companies under the Stock Performance Share Units (“Stock PSUs”) at 75% of target.

The following table shows the performance-based compensation payouts earned by our Named Officers in respect of performance in Fiscal 2015, as approved by the Compensation Committee, and the percentage change from payouts earned in respect of performance in Fiscal 2014.

	Annual Cash Bonus		Operating PSUs		Stock PSUs
Named Officer	Payout Earned in Fiscal 2015	% Change from Fiscal 2014	# of Shares Earned in Fiscal 2015	% Change from Fiscal 2014	# of Shares Earned in Fiscal 2015	% Change from Fiscal 2014
James M. Whitehurst	$2,282,711	89%	60,000	(6)%	25,000	(38)%
Charles E. Peters, Jr.	$939,900	103%	30,000	(11)%	12,500	(42)%
Paul J. Cormier	$1,066,475	126%	38,021	12%	12,500	(42)%
Arun Oberoi (1)	$907,768	106%	28,604	270%	11,250	100%
Michael R. Cunningham	$646,950	59%	22,396	(15)%	10,000	(40)%
Brian M. Stevens (2)	0	(100)%	0	(100)%	0	(100)%

(1)	Mr. Oberoi joined the Company in May 2012. As a result, in Fiscal 2014 he held only one Operating PSU award eligible for payout.
(2)	Upon his resignation in September 2014, Mr. Stevens forfeited all of his outstanding equity awards and became ineligible for any payments under the annual cash bonus program.

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The following table summarizes the principal components of our standard executive compensation program in Fiscal 2015.

Compensation Element	Principal Objective and Link to Business Strategy	Performance Metrics	Key Features
FIXED (12%)	Base Salary	To secure and retain services of key executive talent	Not applicable	No automatic or guaranteed increases Reviewed annually
FIXED WITH AT RISK COMPONENT (25%)	Restricted Stock Awards	To secure and retain key executive talent Align executives' interests with those of stockholders	Service-based vesting over four-year period subject to achievement of revenue target	25% of shares vest after first year; remainder vest ratably on a quarterly basis over subsequent three years
ALL AT RISK (63%)	Annual Cash Bonus	To encourage and reward performance that contributes to creating long-term stockholder value To focus executives on growing key metrics that contribute to overall profitability and ability to grow our business	Revenue, non-GAAP operating margin, non-GAAP operating cash flow and individual performance goals over one-year performance period	Payouts based on absolute performance against financial targets and achievement of individual goals with payout capped at 200% of target
	Operating PSUs	To encourage and reward financial performance that contributes to creating long-term stockholder value Align executives' interests with those of stockholders	Revenue and operating income growth relative to peer group over three-year performance period	Payouts based on performance relative to peer group, capped at 200% of target
	Stock PSUs	To encourage and reward financial performance that contributes to creating long-term stockholder value Align executives' interests with those of stockholders	Growth in stock price plus dividends relative to peer group over three-year performance period	Single payout based on performance relative to peer group, capped at 200% of target
SEVERANCE	Change in control	To focus management on acting in the best interests of our stockholders in a CIC context	Not applicable	Double trigger – benefits paid only upon occurrence of CIC and termination without good cause or with good reason
	Non-Change in control	To secure and retain key executive talent	Not applicable	Termination without good cause or with good reason Requires execution of non-compete/non-solicit
BENEFITS	Benefits	To provide competitive benefits package to attract and retain talent	Not applicable	Same benefits as are provided to all of Company's full-time employees • 401(k) Plan with company match • Medical, dental and vision plan • Life insurance benefit • Company charitable match
PERQUISITES	None

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In addition to the components of our standard executive compensation program described above, in Fiscal 2015 the Compensation Committee approved a one-time special stock performance share unit award (a “TSR Hurdle PSU”) for Mr. Whitehurst, our CEO, and Mr. Cormier, our executive vice president for Products and Technologies. This award has a four-year term and is designed to incent superior corporate performance that is likely to translate into a higher total stockholder return (“TSR”) for our stockholders. The award is earned only if our stock price achieves an average TSR of $80.18 for a 90-calendar day period within the first three years of the award’s term, thereby requiring a sustained level of performance. The entire award is forfeited if this performance hurdle is not reached. The hurdle price represents an increase of 50% over the average closing price of the Company’s common stock for the 90-calendar day period ending on the grant date.

The committee believes that this award serves to further align both executives’ interests with stockholders’ interests and serves the long-term interests of the Company and its stockholders by helping to retain the services of these two key executives for the next four years. The TSR Hurdle PSUs are discussed in greater detail below in “Compensation Discussion and Analysis—Fiscal 2015 Compensation—Equity Compensation–Performance Share Units–TSR Hurdle PSUs” and in “Potential Payments Upon Termination or Change in Control.”

Key Compensation Governance Practices

We have adopted a number of practices that we believe benefit our stockholders by helping to align the interests of our management team with the interests of our stockholders, mitigate potential risks and promote effective oversight of our compensation program. These practices include the following:

•	We have established a stock ownership policy for executives and directors. As of the end of Fiscal 2015, all of our executives and directors were in compliance with our policy.

•

We have a clawback policy which covers our Named Officers’ incentive compensation (including gains from selling common stock distributed pursuant to incentive compensation arrangements) in the event that certain types of misconduct result in a material restatement of our financial results.

•

We prohibit executives and directors, among others, from engaging in the following transactions with respect to the Company’s securities: (i) selling short, (ii) buying or selling options (puts and calls) or other derivative securities or engaging in hedging or monetization transactions (such as collars and forward sales contracts), (iii) purchasing Company stock on margin, and (iv) pledging Company stock.

•	We require a termination of employment following a change-in-control event (“double trigger”) before benefits are payable under our change-in-control severance policy.

•

We adopted a new policy in Fiscal 2015 which prohibits the Company from entering into any new agreements to make excise tax gross-up payments to any of our executives. We have not entered into any new, or modified any existing, excise tax gross-up provisions since December 2007.

•	We engage with stockholders regularly regarding our executive compensation program, including during the past fiscal year about the TSR Hurdle PSUs.

•	We hold an annual advisory say-on-pay vote. The Compensation Committee considers the outcome of this advisory vote in making compensation decisions.

•	We do not provide special retirement benefits or perquisites solely for executive officers or directors.

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Compensation Discussion and Analysis

Our executive compensation program is designed to:

•	focus attention on meeting and exceeding short- and long-term corporate goals that we believe build stockholder value;

•	pay for performance by linking incentive compensation to Company and individual goals that contribute to the growth of our business;

•	align interests with those of our stockholders; and

•	attract and retain the talent needed to lead our Company in the evolving and highly competitive technology industry in which we operate.

Our program emphasizes long-term equity awards and annual performance-based cash bonuses so that a substantial portion of each executive’s total compensation opportunity is based on the achievement of Company and individual performance goals established by the Compensation Committee. The selected performance metrics emphasize overall Company performance, reflecting the Compensation Committee’s belief that the Named Officers, led by our CEO, are a team, sharing responsibility for Company performance and for execution of Company strategies. The relatively uniform compensation mix for each Named Officer reinforces this view, and in the committee’s view also promotes team cohesion and internal equity. However, the Compensation Committee considers it appropriate for the CEO, who is responsible for determining the overall strategy and direction for the Company and driving stockholder value, to receive a greater portion of his compensation (in comparison to the other Named Officers) in performance-based compensation. As shown in the graphs below, the majority of both target and earned compensation for our CEO and our other Named Officers is in the form of equity and performance-based awards. Our executive compensation program is designed to provide target total cash and equity compensation opportunities relative to our peer companies that allow us to compete for and retain top talent without providing excessive compensation or encouraging excessive risk taking.

In making its compensation decisions for individual executives, the Compensation Committee seeks to provide a competitive level of compensation for a position in light of the executive’s experience and scope of responsibility, individual performance and retention prospects. No pre-determined weighting is assigned to these factors, and the emphasis placed on a specific factor may vary among executive officers, reflecting market conditions and business needs at the time compensation decisions are made. The Compensation Committee also considers data provided by the Consultant about executive compensation at the companies in our compensation peer group.

Consistent with the Compensation Committee’s philosophy of linking a substantial portion of pay to performance, our program is designed to have the flexibility to reward superior performance by providing for total earned compensation substantially above the target level and to provide for compensation below the target level if performance goals are not met. In Fiscal 2015 our Named Officers’ contribution to the Company’s strong operational performance led to above target payouts under our annual cash bonus program and Operating PSUs, while earning a below target payout under the Stock PSUs as stock price growth over the previous three fiscal years was lower than that experienced by many of our compensation peer companies.

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The charts below show target compensation opportunities awarded and compensation earned in Fiscal 2015 for our CEO and the other Named Officers as a group.

CEO Compensation in Fiscal 2015

Other Named Officers Compensation (average) in Fiscal 2015

*	For compensation earned based on performance as of the end of Fiscal 2015, Operating PSU value is based on closing stock price of $76.56 on April 28, 2015 vesting date, Stock PSU value is based on closing stock price of $74.81 on April 16, 2015 vesting date and RSA value is based on grant date fair market value reported in the Summary Compensation Table. RSAs are reported using the grant date value because, while the performance condition was achieved based on performance in Fiscal 2015, the first vesting will not occur until July 16, 2015 and is contingent upon continued service through the applicable vesting date.

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Fiscal 2015 Compensation

During Fiscal 2015, our executive compensation program included the following principal components:

•	Base Salary

•	Annual Cash Bonus

•	Equity Compensation

Base Salary.    We aim to pay market-competitive base salaries to attract and retain key executive talent and to provide for minimum levels of compensation commensurate with an executive’s role and level of responsibility, taking into account that base salaries serve as the basis for annual bonus opportunities, certain employee benefits and potential severance benefits. Periodically, the Compensation Committee has approved increases in base salaries to reflect changes in the competitive market for talent in the technology industry, improvements in the Company’s operating results and, for certain executives, increases in scope of responsibilities. Annual salary increases are not automatic or guaranteed.

Annual base salaries were increased in Fiscal 2015 to remain competitive with peer company pay levels.

Named Officers	Fiscal 2015 Annual Base Salary	Fiscal 2014 Annual Base Salary	% Change from Fiscal 2014
James M. Whitehurst	$900,000	$800,000	12.5%
Charles E. Peters, Jr.	$520,000	$480,000	8.3%
Paul J. Cormier	$580,000	$480,000	20.8%
Arun Oberoi	$500,000	$465,000	7.5%
Michael R. Cunningham	$450,000	$425,000	5.9%
Brian M. Stevens (1)	$480,000	$480,000	—

(1)	Mr. Stevens resigned in September 2014. This table reflects his annualized base salary for Fiscal 2014 and Fiscal 2015. For the amount that he actually received, see the Summary Compensation Table.

Annual Cash Bonus.    We provide an annual cash bonus opportunity in an effort to drive the achievement of key business results that ultimately create long-term stockholder value and to recognize individuals based on their contributions to those results. The Compensation Committee believes that a cash bonus based on an assessment of individual performance against pre-determined measures within the context of the Company’s overall performance is consistent with the compensation program’s objective of enhancing long-term stockholder value and serves to link annual performance and annual incentive payments. Additionally, the Compensation Committee believes that it is appropriate to provide each Named Officer with an opportunity to be partially rewarded based on individual performance.

The Named Officers are eligible to earn an annual cash bonus under the Company’s executive variable compensation plan (the “EVC Plan”) based on the Company’s achievement of financial goals and on the Named Officer’s achievement of individual performance goals. The Company does not guarantee payment of cash bonuses to any executive, and the Compensation Committee determines the eligibility of the Named Officers to participate in the EVC Plan annually. Under the EVC Plan, 75% of each Named Officer’s cash bonus is based on achievement of the Company’s financial performance goals and 25% is based on achievement of individual goals. All Company and individual performance goals are set and communicated in the first quarter of the fiscal year. Achievement of the targeted performance levels is intended to be challenging but attainable with a reasonable degree of effort on the part of each executive. The Compensation Committee expects that, in normal

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circumstances, the Company and each executive would achieve targeted performance levels with this level of effort. Performance below the minimum threshold results in no payout. Over our last five fiscal years, our Named Officers have received payouts below target once and above target, but below the maximum possible payout, four times.

Each Named Officer is assigned a target cash bonus amount. For Fiscal 2015, the Compensation Committee increased the CEO’s target cash bonus amount to 140% of his base salary to make his target bonus opportunity more competitive with target bonus opportunities offered by the companies in our compensation peer group. The higher bonus target (as a percentage of base salary) also serves to place a greater portion of the CEO’s total annual cash compensation at risk, which we believe further supports his greater accountability to stockholders.

After the end of the fiscal year, each Named Officer receives a percentage of his bonus target determined by comparing the actual Company and individual performance levels to the targeted performance levels. In Fiscal 2015, the maximum cash bonus attainable based on Company performance was 150% of the executive’s bonus target and the maximum cash bonus attainable based on individual performance was 50% of the executive’s bonus target. Accordingly, if both Company and individual performance were determined to be achieved at the highest possible levels, then the maximum possible cash bonus payment for a Named Officer would have been 200% of the bonus target.

For Fiscal 2015, each Named Officer received above target bonus payouts as set forth in the table below. Under our EVC Plan, Mr. Stevens was ineligible to receive the cash bonus for Fiscal 2015.

	Fiscal 2015 EVC Plan		Fiscal 2014 EVC Plan Payout	% Change from Fiscal 2014
Named Officers	Target	Payout
James M. Whitehurst	$1,260,000	$2,282,711	$1,205,630	89%
Charles E. Peters, Jr.	$520,000	$939,900	$462,559	103%
Paul J. Cormier	$580,000	$1,066,475	$472,800	126%
Arun Oberoi	$500,000	$907,768	$440,355	106%
Michael R. Cunningham	$360,000	$646,950	$406,300	59%

Bonus Amount Based on Company Performance.    For Fiscal 2015, the selected Company performance metrics were (i) total revenue, (ii) non-GAAP cash flow from operations, defined as GAAP cash flow from operations plus excess tax benefits from share-based payment arrangements, and (iii) non-GAAP operating margin, defined as GAAP operating margin excluding the impact of expense related to share-based payment arrangements. Management uses these metrics as a component of its regular internal reporting to evaluate performance of the business and to compare it to prior performance, to make operating decisions, including internal budgeting and the calculation of incentive compensation for all employees, and to forecast future performance. Additionally, the Compensation Committee, taking into account the Consultant’s recommendations, believes these performance metrics drive long-term stockholder value. The total revenue metric reflects management’s effectiveness at selling our products and services and is a critical measurement of the growth of our business. Non-GAAP cash flow from operations reflects management’s effectiveness in generating cash and providing the capital resources necessary for the business to grow. Non-GAAP operating margin demonstrates how efficiently management runs the business and controls costs. The range of performance levels for each metric is determined following a review of both internal projections and analyst expectations. The EVC Plan provides that financial results are to be adjusted for specified items that may occur during the performance period, but that were not contemplated at the time the Company performance goals were set, including, but not limited to, volatility in foreign exchange and interest rates, unanticipated acquisitions, litigation settlements and substantial

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changes in general macroeconomic conditions. For Fiscal 2015, the financial results were adjusted, in accordance with these provisions of the EVC Plan, to exclude the impact of three acquisitions completed during Fiscal 2015 and exchange rate fluctuations. The net effect of these non-GAAP adjustments was to (i) increase revenue by $8.7 million and (ii) add $25 million (in acquisition-related costs and losses) to the amounts used to calculate operating margin and operating cash flow.

For Fiscal 2015, the final payout for each Named Officer was based on aggregate achievement of corporate financial performance goals at an average level of 186% of target, as set forth in the table below (U.S. Dollars, in millions). Each metric is weighted equally in determining the level of achievement.

	Target Range	Results	Achievement (%)
Adjusted Total Revenue	$1,715 – $ 1,805	$1,798.2	183%
Adjusted Operating Cash Flow	$590 – $ 635	$653.4	200%
Adjusted Operating Margin	22.7% – 24.5%	24.3%	175%

Average			186%

Bonus Amount Based on Individual Performance.    Each year, the Compensation Committee establishes individual performance goals for our CEO and, in consultation with the CEO, establishes individual performance goals for each of the other Named Officers. These individual performance goals focus on qualitative strategic and operational considerations and the businesses or functions that the Named Officer leads. Each Named Officer provided the CEO with an individual self-assessment with respect to the common goals and his individual performance goals. The CEO reviewed each self-assessment and used his judgment to evaluate the achievement level of each Named Officer’s individual goals, the relative importance of each performance goal to the Company’s success and the effort required to achieve each goal. Then the CEO provided his assessment of the performance of the other Named Officers and presented his recommendation to the Compensation Committee. Based on the CEO’s assessments of his own performance and the performance of the other Named Officers and its own deliberations, the Compensation Committee made a subjective determination that each of the Named Officers had either met or exceeded his overall individual performance goals for Fiscal 2015. This fiscal year individual goal achievement for the Named Officers averaged 168% in Fiscal 2015.

For Fiscal 2015, the Compensation Committee established a set of common goals to reinforce the need for each executive to contribute as a member of the management team to the Company’s overall success and qualitative strategic and operational goals for each Named Officer. The common goals for executives related to:

•	execution of the Company’s ethics program;

•	effective teamwork;

•	establishing Red Hat as a leading enterprise provider of OpenStack technologies;

•	increasing focus on customer engagement through decision-making, advocacy and incorporation into Company culture;

•	creating a capable, scalable organization by driving adoption of enhanced talent development practices and exhibiting behaviors that support and reinforce Company culture; and

•	integration of acquired companies.

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Individual goals for each of our Named Officers are set forth below.

Mr. Whitehurst:

•	Execute initiatives to support renewals
•	Promote application development-related and other emerging technology subscriptions
•	Lead direction and responses for strategic patent positioning
•	Establish OpenShift as a leading commercial PaaS platform and build a robust community of partners and upstream contributors
•	Deliver and drive enhanced analytic support systems and tools to help managers drive performance and enhance talent pipeline

Mr. Peters:

•	Execute initiatives to support renewals
•	Deliver and drive enhanced analytic support systems and tools to help managers drive performance and enhance talent pipeline
•	Coordinate improvements from sales, finance, Operations and IT in support of sales productivity and efficiency efforts
•	Drive operational excellence in IT and Operations
•	Effectively communicate with investors and other financial constituents
•	Improve managerial reporting content and frequency

Mr. Cormier:

•	Promote application development-related and other emerging technology subscriptions
•	Establish OpenShift as a leading commercial PaaS platform and build a robust community of partners and upstream contributors
•	Create a common product management plan across all infrastructure products
•	Incorporate JBoss services into OpenShift products (xPaaS)
•	Create integrated storage market strategy across storage products
•	Continue to drive initiatives to deliver a world-class customer experience

Mr. Oberoi

•	Execute initiatives to support renewals
•	Establish OpenShift as a leading commercial PaaS platform and build a robust community of partners and upstream contributors
•	Promote application development-related and other emerging technology subscriptions
•	Drive execution of our specialist sales model program
•	Drive launch of new products and services offerings
•	Develop strategy to address attrition in sales and services organizations
•	Drive sales enablement and training initiatives to promote success of sales organization (together with Chief People Officer)

Mr. Cunningham

•	Execute initiatives to support renewals
•	Lead direction and responses for strategic patent positioning
•	Structure Business Affairs for improved alignment with multi-product focus
•	Lead defenses (both strategic and tactical) against IP assertions
•	Champion and drive with CEO execution of our corporate ethics and citizenship program

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Equity Compensation

We provide performance-based, long-term equity compensation opportunities to our Named Officers to align the interests of these individuals to the interests of our stockholders, reward our executives for delivering long-term performance, serve as an important retention tool and provide a meaningful way to align the contributions of the Named Officers with the Company’s future success. All Named Officers are eligible to receive annual equity compensation awards under the Company’s 2004 Long-Term Incentive Plan, but the Company does not guarantee that executives will receive annual equity awards. For Fiscal 2015, equity awards made up at least 75% of each Named Officer’s target compensation, divided equally between Operating PSUs, Stock PSUs and RSAs, excluding the impact of the TSR Hurdle PSU grants to Mr. Whitehurst and Mr. Cormier as discussed below.

Grant Values.    The Compensation Committee determines equity grant values based on compensation peer group grant data and recommendations from the Consultant. The CEO then recommends a grant amount for each Named Officer (other than the CEO) based on performance, current amount of unvested equity and relative ability to impact the Company’s future success, taking into account the Consultant’s peer company data and recommendations. The Compensation Committee then considers all of these factors and makes a final determination regarding the grant level for each Named Officer, including the CEO. For Fiscal 2015, the target equity grant values were increased to remain competitive with peer company equity grant practices and to increase the retentive value.

Timing of Equity Awards.    Under the stockholder-approved 2004 Long-Term Incentive Plan, awards to employees are approved by the Compensation Committee before or on the grant date. It is the Company’s general practice to make recurring equity grants (other than grants of PSUs and RSAs) during the Company’s open trading window after a quarterly earnings announcement, although the Company has the authority to make grants at other times of the year under certain circumstances. PSUs and RSAs are generally granted within the first 90 days of the commencement of the applicable performance period or within the first 25% of the performance period (whichever is earlier) in an effort to maximize the deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) of the related share-based compensation expense. Awards to the Named Officers are typically made in the month in which the Compensation Committee approves the grant of the award. Other than as described above, the Company has no program, plan or practice to coordinate its award grants with the release of material non-public information.

Additional details about equity compensation grants to Named Officers for Fiscal 2015 are described in the “Grants of Plan-Based Awards in Fiscal 2015” table below.

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Performance Share Units.    The Compensation Committee believes that PSUs provide significant incentives for senior management to focus on specific growth metrics that contribute to long-term stockholder value and help align management and stockholder interests. Since the awards are denominated and distributed in shares of common stock, a strong linkage to stockholder return is maintained. The committee grants a target number of PSUs. Executives may earn up to 200% of the target number of PSUs (the “Maximum”) for superior performance over the performance period, or may earn nothing if the Company does not out-perform at least 30% of the peer companies (as shown in the table below). Payouts for PSUs are based upon how well the Company performs for specified metrics relative to the other companies in the relevant compensation peer group.

	Percent of Peer Companies Red Hat Out-performs	Payout % of Target
Maximum Payout	75% or higher	200%
	70%	175%
	65%	150%
	60%	125%
	55%	110%
Target Payout	50%	100%
	45%	90%
	40%	75%
	35%	50%
Minimum Performance Level Required for Payout	30%	25%
No Payout	Under 30%	0%

Operating PSUs.    Under our Operating PSUs, shares are earned on the basis of our financial performance relative to members of the applicable compensation peer group over a three-year performance period. For Operating PSUs awarded during Fiscal 2015, the Named Officers were granted an award for a target number of Operating PSUs, and the number of shares earned depends on the Company’s performance relative to members of the applicable compensation peer group for (i) revenue growth and (ii) operating income growth, excluding the impact of unusual or non-recurring items and the cumulative effect of changes in applicable tax and accounting rules to the extent any such item is separately disclosed on the applicable income statement. The Compensation Committee selected these performance metrics because these are metrics which management uses to assess our performance and which the Compensation Committee, taking into account the Consultant’s recommendations, believes reflect the overall health and competitive positioning of the Company and create long-term stockholder value.

Prior to Fiscal 2014, the Operating PSU performance period had three separate performance segments corresponding to three fiscal years of the Company. Up to 25% of the Maximum may be earned in respect of the first performance segment; up to 50% of the Maximum may be earned in respect of the second performance segment, less the amount earned in the first performance segment; and up to 100% of the Maximum may be earned in respect of the third performance segment, less the amount earned in the first and second performance segments.

Since Fiscal 2014, Operating PSU performance is measured at the end of the second fiscal year of the three-year performance period and again at the end of the final fiscal year of the performance period. Up to 50% of the Maximum may be earned in respect of the first performance segment and up to 100% of the Maximum may be earned in respect of the second performance segment, less the amount earned in the first performance segment. The Compensation Committee modified the payout structure for the Operating PSUs to provide a greater focus on long-term stockholder value creation.

48    RED HAT, INC.    2015 PROXY STATEMENT

Stock PSUs.    Under our Stock PSUs, shares are earned on the basis of our stock price performance relative to the stock price performance of members of the applicable compensation peer group over a three-year performance period. Stock price performance is measured by the change in the average price of common stock measured over a period of 90 trading days at each of the beginning and end of the performance period, as compared to the compensation peer group. The Named Officers receive a single payout, if any, at the end of the performance period.

Beginning in Fiscal 2014, the Stock PSU performance goal has been the relative performance of Red Hat common stock on a TSR basis (stock price performance plus any cash dividends payable with respect to a record date set, and not rescinded, within the performance period). The use of relative TSR creates inherent alignment with stockholders’ interests, using a generally simple and objective measurement process for calculating relative TSR.

TSR Hurdle PSUs.     In Fiscal 2015, the Compensation Committee approved a one-time special stock performance share unit award for Mr. Whitehurst, our CEO, and Mr. Cormier, the executive responsible for Products and Technologies to provide an extra incentive for them to deliver superior corporate performance that is likely to translate into a higher TSR. The award has a four-year term and is earned only if our stock price achieves an average TSR of $80.18 for a 90-calendar day period within the first three years of the award’s term, thereby requiring a sustained level of performance. This hurdle amount represents stock price appreciation of 50% over the average closing price of the Company’s common stock for the 90 consecutive calendar days ending on August 6, 2014, the date these awards were granted. The entire award is forfeited if this performance condition is not achieved within the first three years of the term. If the performance condition is achieved, Mr. Whitehurst and Mr. Cormier will each earn 50% of the shares underlying the TSR Hurdle PSUs so long as he still has a relationship with the Company as an employee, officer, director or consultant (a “Business Relationship”). Mr. Whitehurst and Mr. Cormier must remain with the Company until the end of the four-year term in order to earn the remaining 50% of the shares. In the event of a change-in-control of the Company, a termination of service without good cause, or a termination due to retirement, death or disability, Mr. Whitehurst and Mr. Cormier will receive no payouts under this award unless the performance condition has been achieved on or before the change-in-control date or the service termination date. For more information regarding treatment of this award upon a change-in-control or service termination, see “Potential Payments Upon Termination or Change in Control” below.

The committee believes that the TSR Hurdle PSU performance goal will require superior Company performance to achieve this stock price increase within the three-year time frame and will further align both executives’ interests with stockholders’ interests. Additionally, based on peer company data provided by the Consultant, the Compensation Committee feels that this special one-time grant is in the long-term interests of the Company and its stockholders by helping to retain the services of these two key executives for the next four years.

During the past fiscal year, the Company engaged with stockholders regarding our executive compensation program, including the grant of the TSR Hurdle PSUs to Mr. Whitehurst and Mr. Cormier, as described in more detail in “Corporate Governance and Board of Directors Information—Stockholder Engagement.”

RSAs.    RSAs granted to our Named Officers vest over a period of four years, subject to achievement of a revenue threshold approved by the Compensation Committee. This revenue threshold was met in Fiscal 2015. If the Company had failed to reach this threshold, then all of the RSAs granted in Fiscal 2015 would have been forfeited. Once the threshold is met, 25% of the RSAs vest one year from the designated vesting start date, which is approximately one year following the grant date, and the remainder vest ratably on a quarterly basis over the course of the subsequent three years, provided that the recipient maintains a Business Relationship with the Company. The

RED HAT, INC.    2015 PROXY STATEMENT    49

Compensation Committee believes that RSAs help to align the interests of management with those of stockholders by rewarding stock price performance without encouraging excessive risk-taking and are an important component of compensation used to attract and retain the Company’s executives. RSAs also serve to balance the riskier nature of the PSUs. RSA award amounts were set after considering amounts that would promote retention of such officers, reward such officers for long-term stock value preservation and performance and be competitive with compensation peer group practices and industry trends. The performance condition focuses executives on growing revenue and is designed to enable us to maximize the tax deductibility of the expense associated with the RSAs under Section 162(m) of the Code as discussed below in the section entitled “Compensation Policies and Practices—Tax Deductibility of the Named Officers’ Compensation.”

Payouts Earned in Fiscal 2015

In Fiscal 2015, the Named Officers received payouts under Operating PSU awards granted in each of the fiscal years ended February 28, 2013 (“Fiscal 2013”) and Fiscal 2014. The table below shows how Red Hat’s revenue and operating income growth ranked relative to the companies in the compensation peer group, our percentile rank (or performance percentage) among the compensation peer group for the applicable performance period and the corresponding payout percentage for Fiscal 2015 under these Operating PSU awards:

Operating PSU Grant	Fiscal 2015 Revenue Growth Rank	Fiscal 2015 Operating Income Growth Rank	Percentile Rank (1) (2)	Fiscal 2015 Payout % of Target (1)
Fiscal 2013	4	7	68%	163%
Fiscal 2014	3	6	74%	193%

(1)	Rounded to the nearest whole number
(2)	Percentile Rank indicates the percentage of the compensation peer group that Red Hat out-performed.

Based on these results, in Fiscal 2015 our Named Officers earned the number of shares set forth below for performance during the applicable performance segments. Because Mr. Stevens resigned from the Company before the end of the performance period, he forfeited all of his outstanding unvested Operating PSUs.

Named Officer	Operating PSU Payouts in Fiscal 2015
James M. Whitehurst	60,000
Charles E. Peters, Jr.	30,000
Paul J. Cormier	38,021
Arun Oberoi	28,604
Michael R. Cunningham	22,396

In Fiscal 2015, the Named Officers received payouts under the Stock PSU awards granted in Fiscal 2013. Red Hat’s stock price growth for the three-year period ending on February 28, 2015 was less than the median growth of the peer group, out-performing 40% of the compensation peer group. As a result of this performance, the Fiscal 2013 Stock PSU award paid out at 75% of target and our Named Officers earned the number of shares set forth in the table below. Because Mr. Stevens resigned from the Company before the end of the performance period, he forfeited all of his outstanding unvested Stock PSUs.

Named Officer	Stock PSU Payouts in Fiscal 2015
James M. Whitehurst	25,000
Charles E. Peters, Jr.	12,500
Paul J. Cormier	12,500
Arun Oberoi	11,250
Michael R. Cunningham	10,000

50    RED HAT, INC.    2015 PROXY STATEMENT

Fiscal 2016 Executive Compensation Decisions for our Named Officers

In May 2015, the Compensation Committee met to determine the executive compensation package for our executives, including our Named Officers, for Fiscal 2016. After reviewing the Company’s Fiscal 2015 financial performance and peer company data provided by the Consultant, the committee decided to increase base salaries and provide a mix of target opportunities to earn annual cash bonuses under our EVC Plan, Operating PSUs, Stock PSUs and RSAs in Fiscal 2016 that is similar to the mix provided in Fiscal 2015. Peer company data provided by the Consultant indicated that the Named Officers’ base salaries and target compensation opportunities are lower than those provided at many of our peer companies. The committee believes that these increases are appropriate in order to retain our executive team and incent them to continue to deliver strong financial and operational performance for our stockholders.

In December 2015, Mr. Peters announced his intention to retire as CFO during the coming year. Because of Mr. Peters’ expected retirement during the fiscal year, the Compensation Committee maintained his salary and target cash bonus opportunity at the Fiscal 2015 levels and did not approve any additional equity awards for him for Fiscal 2016. Under the terms of our EVC Plan, Mr. Peters will be entitled to a pro-rata portion of any payment earned based on company performance on the financial metrics and Mr. Peters’ performance on his individual goals.

Set forth below are the Fiscal 2016 compensation opportunities for the Named Officers.

	Base Salary ($)	Cash Bonus Target ($)	Operating PSUs (Target #)	Stock PSUs (Target #)	RSAs (#)
James M. Whitehurst	$1,000,000	$1,500,000	36,098	36,098	36,098
Charles E. Peters, Jr.	$520,000	$520,000	—	—	—
Paul J. Cormier	$700,000	$700,000	19,111	19,111	19,110
Arun Oberoi	$530,000	$530,000	14,864	14,864	14,864
Michael R. Cunningham	$480,000	$384,000	9,768	9,768	9,767

% of Total Compensation (1) (Based on Average of Target Compensation)	12%	13%	25%	25%	25%

(1)	Mr. Peters is excluded from this calculation because he has announced his intention to retire prior to the end of Fiscal 2016.

Other Fiscal 2016 Executive Compensation Decisions

On June 17, 2015, the Board appointed Frank A. Calderoni as the Company’s Executive Vice President, Operations and Chief Financial Officer. Mr. Calderoni, 57, joined Red Hat on June 22, 2015 and will succeed Mr. Peters as CFO effective July 13, 2015 (the “Effective Date”). Mr. Peters is retiring from the Company and will cease to serve as CFO on the Effective Date but will remain an employee of the Company through July 31 to help ensure an orderly transition. Mr. Calderoni spent the past eleven years at Cisco Systems, Inc. (“Cisco”), a designer, manufacturer and seller of Internet Protocol-based networking products and services related to the communications and information technology industry. He has served as an Executive Advisor to Cisco since January 2015. Prior to that, he served as Executive Vice President and CFO of Cisco from February 2008 to January 2015.

In connection with his appointment, the Compensation Committee approved the following compensation package for Mr. Calderoni: (a) an annual base salary of $685,000; (b) a target award amount of $685,000 for Fiscal 2016 under the EVC Plan, with an award amount that will be pro-rated based on the number of days in Fiscal 2016 that Mr. Calderoni is employed by the Company; (c) an initial equity award consisting of (i) Operating PSUs with an estimated target value of $2,250,000,

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(ii) TSR PSUs with an estimated target value of $2,250,000 and (iii) RSAs with an estimated value of $4,500,000; and (d) a cash sign-on bonus of $4,000,000 and a relocation bonus of $500,000.

Process for Determining Named Officers’ Compensation

Generally, the Compensation Committee reviews the design of our executive compensation program annually and makes compensation decisions for Named Officers annually during the Company’s first fiscal quarter, both to determine payouts for the previous fiscal year and to set compensation and performance targets for the current fiscal year. In addition to considering information from the Consultant’s annual review of peer group data, the Compensation Committee takes into account input from management, tally sheets prepared by the Consultant reflecting (i) cash payments, (ii) equity compensation grant values, (iii) internal equity and (iv) potential severance payments and such other information as it deems necessary and appropriate in determining the appropriate level and mix of base salary, annual bonus and equity compensation opportunities for each Named Officer. The Compensation Committee may take actions on executive compensation matters at other times during the fiscal year in order to address a change in status or retention concerns.

The CEO recommends a compensation level for each Named Officer (other than himself) based on the nature and scope of the individual’s responsibilities, the individual’s performance and his or her relative ability to impact the Company’s future success and retention concerns. The Compensation Committee then reviews the CEO’s recommendation and makes a final determination regarding the compensation level of the Named Officers. The Compensation Committee believes this process is both orderly and fair and preserves the CEO’s ability to have an impact on compensation for his direct reports.

For the CEO, the Compensation Committee sets the base salary, annual bonus and equity compensation opportunities based on the same set of information discussed above and the terms of the CEO’s employment agreement with the Company. For a description of Mr. Whitehurst’s employment agreement, see the section below entitled “Employment and Indemnification Arrangements with Named Officers.”

Role of the Compensation Committee

The Compensation Committee of the Board oversees and approves all compensation arrangements for the Named Officers. Each year, the Compensation Committee:

•

reviews our executive compensation program and adjusts it as needed to support our business, taking into consideration peer company data, recommendations by the CEO and the Compensation Committee’s independent compensation consultant, market trends and the needs of our business;

•	establishes goals for the performance-based elements of our program;

•	assesses the performance of our CEO and senior management team;

•	certifies achievement of performance goals and approves the resulting payouts;

•	evaluates the effectiveness of our executive compensation program, including whether the program encourages excessive risk-taking; and

•	monitors developments and trends in executive compensation to enhance its ability to oversee the design of, and evaluate the effectiveness of, our program.

52    RED HAT, INC.    2015 PROXY STATEMENT

Role of the Compensation Consultant

The Compensation Committee retains Frederic W. Cook & Co., Inc., an independent compensation consulting firm, to advise on matters relating to executive and board compensation. The Consultant works for and reports directly to the Compensation Committee, which has the sole authority to hire or fire the Consultant. From time to time at the request of the Compensation Committee, the Consultant:

•	provides recommendations on the design of, and amounts awarded under, our executive compensation program;

•	provides studies and other analyses regarding competitive pay practices for key employees, including the Named Officers;

•	proactively advises on trends and developments related to executive and board compensation practices;

•	attends various Compensation Committee meetings; and

•	communicates with members of the Compensation Committee outside of scheduled meetings.

In Fiscal 2015, the Consultant provided services at the direction and under the supervision of the Compensation Committee consistent with the scope of the committee’s responsibilities. The Consultant provided executive compensation related data used in preparing the Company’s Annual Report on Form 10-K and this Proxy Statement. Except for the service described above, the Consultant is not otherwise retained by, and does not otherwise advise, the Company on compensation matters.

After considering information provided by the Consultant and any other factors the Compensation Committee considered relevant to the Consultant’s independence or that could raise any conflict of interest between the Consultant and the Compensation Committee or the Company, the Compensation Committee assessed the independence of the Consultant pursuant to SEC and NYSE rules and concluded that the Consultant’s work for the Compensation Committee does not currently present any conflict of interest.

Role of Stockholder Say-on-Pay Vote

At our 2014 Annual Meeting, we conducted an advisory vote on executive compensation. Approximately 98% of the votes cast were voted “FOR” approval of our executive compensation program as described and disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion in our 2014 Proxy Statement. The Compensation Committee considered the results of this advisory vote, together with the other factors and data discussed in this Proxy Statement, in determining executive compensation decisions and policies and believes the result affirms stockholders’ support of the Company’s approach to and structure of executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Officers.

Role of Management

Management helps the Compensation Committee fulfill its responsibilities by:

•	providing information and day-to-day support;

•	providing background information to complete studies and projects requested by the Compensation Committee; and

•	working in conjunction with the Consultant at the request of the Compensation Committee.

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From time to time, members of management are invited to attend Compensation Committee meetings. No executive officer is present when his or her compensation is discussed by the Compensation Committee or the Board. Management did not retain a separate compensation consultant for the compensation of our Named Officers. In addition, at the request of the Compensation Committee, the CEO provides input regarding the performance and compensation recommendations for his direct reports, including our Named Officers.

Compensation Peer Group

Each year, for each Named Officer, the Compensation Committee reviews competitive compensation data compiled by the Consultant based on the Consultant’s review of SEC filings by a number of companies in our industry considered to be our peers. This peer group data is used:

•	as an input in developing base salary ranges, annual cash bonus targets and annual equity award targets;

•	to assess the extent to which our individual compensation elements and our total direct compensation awarded to executives are competitive with our peers;

•	to evaluate the form and mix of compensation provided to our executives;

•	as an input in evaluating executive compensation policies, such as share ownership guidelines; and

•	to measure performance for our PSU awards.

The compensation peer group is reviewed annually by the Compensation Committee, after considering the recommendation of the Consultant. In developing its recommendation, the Consultant identifies companies with similar Global Industrial Classification System (“GICS”) industry codes and with comparable levels of market capitalization, revenues, operating income, number of employees and revenue and operating income growth rates, in an effort to populate the group with companies that have attributes appropriate to compare to Red Hat.

The Fiscal 2015 compensation peer group consisted of 15 peer companies from the Software, Internet Software and Services, Computers & Peripherals and IT Services GICS industry codes and includes several companies with which we compete for talent. The table below lists selected financial data (in millions) and other relevant information derived from public sources for each peer group company. During the course of Fiscal 2015, Micros Systems, Inc. and Tibco Software, Inc. ceased to be public reporting companies and were removed from our peer group.

	Most Recent Four Quarters as of February 28, 2015
Peer Group Member	Revenues	Operating Income	Employees (1)	Market Cap (2)	3-yr. Revenue Growth Rate (3)	3-year Op. Income Growth (3)
Adobe Systems Inc.	$4,256	$528	12,499	$39,454	1%	(55)%
Akamai Technologies, Inc.	$2,037	$493	5,105	$12,394	70%	67%
Ansys, Inc.	$939	$350	2,700	$7,803	35%	30%
Autodesk, Inc.	$2,566	$101	8,823	$14,616	13%	(65)%
Cadence Design Systems, Inc.	$1,614	$260	6,100	$5,366	37%	105%
Citrix Systems, Inc.	$3,153	$407	10,081	$10,237	42%	(5)%
Informatica Corp.	$1,055	$166	3,664	$4,668	34%	3%
Intuit Inc.	$4,582	$1,225	8,000	$27,428	14%	7%
Jack Henry & Associates, Inc.	$1,233	$305	5,499	$5,356	22%	29%
NetApp, Inc.	$6,123	$716	12,490	$12,049	5%	7%

54    RED HAT, INC.    2015 PROXY STATEMENT

	Most Recent Four Quarters as of February 28, 2015
Peer Group Member	Revenues	Operating Income	Employees (1)	Market Cap (2)	3-yr. Revenue Growth Rate (3)	3-year Op. Income Growth (3)
Nuance Communications, Inc.	$1,927	$44	14,000	$4,652	40%	(79)%
salesforce.com, inc.	$5,658	$(96)	16,227	$45,138	137%	(315)%
Synopsys, Inc.	$2,160	$292	9,436	$7,133	33%	19%
VeriSign, Inc.	$1,020	$569	1,061	$7,583	31%	66%
VMware, Inc.	$6,186	$1,231	18,000	$36,526	60%	63%

Summary Data vs. Red Hat
75th percentile	$4,419	$546	12,494	$15,892	43%	58%
Median	$1,964	$349	8,000	$7,803	34%	19%
25th percentile	$1,286	$197	5,302	$5,361	14%	(1)%
Red Hat	$1,789	$254	7,300	$12,678	58%	26%

After review and discussion with the Consultant, the Compensation Committee decided to add OpenText, PTC Holdings, Symantec and Verint Systems to our Fiscal 2016 peer group to provide a sufficiently large and robust group of companies for benchmarking compensation and measuring performance for our PSU awards. The companies were selected based on their comparability to Red Hat in terms of the attributes discussed above. The table below provides selected financial data about these companies for Fiscal 2015.

		New Peer Companies for Fiscal 2016
		Most Recent Four Quarters as of February 28, 2015
New Peer Group Member	Business Description	Revenues	Operating Income	Employees (1)	Market Cap (2)	Revenue Growth Rate (3)	3-year Op. Income Growth (3)
OpenText	Software and services for finding, utilizing and sharing business information	$1,863	$383	8,000	$7,109	60%	141%
PTC	Software solutions for computer-aided design and product lifecycle management	$1,343	$215	6,444	$3,983	11%	53%
Symantec	Security, backup, and availability solutions	$6,508	$1,401	20,849	$17,169	(1)%	25%
Verint Systems	Actionable intelligence solutions and value-added services	$1,128	$103	4,800	$3,708	44%	13%

Data presented in above tables was compiled by the Consultant. Operating income may include adjustments to publicly disclosed results made by the Consultant in an effort to increase consistency in the method of calculating peer companies’ operating income.

(1)	As of the end of most recent completed fiscal year
(2)	As of February 28, 2015
(3)	Represents point-to-point growth, not annualized

RED HAT, INC.    2015 PROXY STATEMENT    55

Compensation Policies and Practices

Stock Ownership Requirements

The Compensation Committee supports stock ownership as an effective means of helping to align motivations of management and non-employee directors with the long-term interests of stockholders. Under Red Hat’s Stock Ownership Policy for executive officers who report directly to the CEO, ownership levels are derived from multiples of salary. The current levels were set in 2011 and are as follows:

Position	Ownership Level
Chief Executive Officer	140,000 shares
Executive Vice President	33,000 shares
Senior Vice President	18,000 shares

If at any time an executive officer or a non-employee director does not hold a number of shares that equals or exceeds the applicable level, he or she is required to hold 50% of the shares (net of any shares withheld to satisfy tax obligations at vesting) realized from any equity awarded after March 1, 2010, the effective date of the Stock Ownership Policy, until ownership equals or exceeds the applicable level. For purposes of calculating ownership under the Stock Ownership Policy, shares owned outright, fully vested DSUs and 50% of unvested RSAs and DSUs are counted. Outstanding stock option and PSU awards are disregarded. As of the end of Fiscal 2015, all of the Named Officers were in compliance with the Stock Ownership Policy.

Policies Prohibiting Hedging and Pledging

Company policies prohibit employees from engaging in any of the following transactions with respect to securities of the Company: (i) selling short, (ii) buying or selling options (puts and calls), or other derivative securities or engaging in hedging or monetization transactions (such as collars and forward sales contracts), (iii) purchasing Company stock on margin or (iv) pledging Company stock to a margin account or otherwise.

Clawback Policy

In May 2009, the Board adopted a clawback policy for our Named Officers. The clawback policy generally requires any participant in our EVC Plan who engages in an act of embezzlement, fraud, willful misconduct or breach of fiduciary duty that results in a material restatement of financial statements included in any of our filings with the SEC to repay us (i) any portion of incentive compensation distributed during the twelve-month period following the filing with the SEC of any financial statements that are subsequently restated that is greater than the amount that would have been paid if calculated based on the restated financial results and (ii) the net proceeds from gains on any sale or disposition of our common stock distributed pursuant to incentive compensation arrangements during such twelve-month period. Our clawback policy went into effect on June 1, 2009, and applies to incentive compensation that is both approved by the Compensation Committee and awarded on or after that date. The Board adopted the policy as an additional deterrent to inappropriate behavior that could adversely affect the Company.

Tax Deductibility of the Named Officers’ Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and to each other officer (other than the CFO) whose compensation is required to be reported pursuant to the Exchange Act by reason of being among the other three most highly paid executive officers.

56    RED HAT, INC.    2015 PROXY STATEMENT

Incentive awards, such as PSUs, RSAs and the annual cash bonus, are issued pursuant to our stockholder approved Performance Compensation Plan, which establishes the performance metrics and other award terms to enable us to maximize the tax deductibility of compensation expense under Section 162(m). While the Compensation Committee generally seeks to preserve the deductibility of most compensation paid to executive officers, the primary objective of the Company’s compensation program is to support and build our business with the goal of creating long-term value for our stockholders. From time to time, the committee may provide compensation arrangements that are not deductible under Section 162(m) in order to recruit and retain key executives talent.

Severance and Change in Control Arrangements

Each Named Officer is eligible to receive compensation in certain circumstances following the termination of his or her employment. Although a substantial portion of compensation for Red Hat’s executives is performance-based and contingent on the achievement of Company and individual performance goals, the Compensation Committee has determined that severance and change in control benefits are appropriate in order to (i) attract and retain executive talent, (ii) avoid the distraction and costs associated with potentially protracted separation negotiations or disputes and (iii) help ensure in the event of an actual or threatened change in control of the Company that personal concerns are less likely to impede a transaction that may be in the best interests of our stockholders. See the section below entitled “Potential Payments Upon Termination or Change in Control” for a detailed description of amounts payable under our severance and change in control arrangements.

Severance Benefits.    The Compensation Committee believes it equitable to offer severance benefits to our Named Officers because severance often serves as a bridge when employment is involuntarily or constructively terminated without cause and severance benefits should therefore not be affected by other accumulated compensation. Each Named Officer is eligible to receive severance payments, conditioned upon the execution of a release in favor of the Company and an agreement containing covenants relating to non-solicitation of customers and employees, non-competition and non-disparagement, subject to enforceability limitations under applicable law.

Change in Control Arrangements.    The Company’s change in control arrangements incorporate a “double trigger” approach for the benefits to become payable. In other words, benefits are payable only upon a termination by the Company without Good Cause or a termination by the Named Officer with Good Reason that occurs during a period following a Change in Control. The Named Officers are our most senior executives and play an integral role in our success. These change in control arrangements are designed to:

•	retain these executives;

•	motivate our executives to advise our Board about a potential transaction that may be in the best interests of stockholders;

•

mitigate concerns that, in the event that the Company is considering a change in control transaction, our executives may be unduly influenced by personal concerns about the economic consequences of the possible loss of their jobs; and

•	prevent these executives from receiving a windfall solely because a change in control has occurred.

Accordingly, the Compensation Committee believes that the change in control arrangements serve the best interests of stockholders because they help to minimize the distraction of management during a potential change in control at a cost that the Compensation Committee believes is both appropriate and reasonable.

RED HAT, INC.    2015 PROXY STATEMENT    57

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for Fiscal 2015 and this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Jeffrey J. Clarke (Chair)

Sohaib Abbasi

Marye Anne Fox

Narendra K. Gupta

Donald H. Livingstone

General H. Hugh Shelton

The information contained in the foregoing report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent Red Hat specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. This information shall not be deemed to be incorporated by reference into any filing of Red Hat under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

58    RED HAT, INC.    2015 PROXY STATEMENT

Summary Compensation Table

The following table sets forth the compensation awarded to our Named Officers in Fiscal 2015, Fiscal 2014 and Fiscal 2013.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
James M. Whitehurst	2015	900,000	—	13,528,096	2,282,711	10,713	16,721,520
President and Chief Executive Officer	2014	800,000	—	4,678,954	1,205,630	7,968	6,692,552
	2013	789,583	—	5,739,825	656,000	10,585	7,195,993

Charles E. Peters, Jr.	2015	520,000	—	3,150,024	939,900	7,866	4,617,790
Executive Vice President and Chief Financial Officer	2014	480,000	—	2,339,475	462,559	9,695	3,291,729
	2013	473,750	—	2,869,921	314,880	9,552	3,668,103

Paul J. Cormier	2015	580,000	—	7,289,061	1,066,475	4,342	8,939,878
Executive Vice President and President, Products and Technologies	2014	480,000	—	3,509,215	472,800	1,987	4,464,002
	2013	473,750	—	2,869,921	314,880	1,361	3,659,912

Arun Oberoi	2015	500,000	—	3,150,024	907,768	11,339	4,569,131
Executive Vice President, Global Sales and Services	2014	465,000	—	2,339,475	440,355	10,090	3,254,920
	2013	360,543	—	2,582,924	305,040	8,385	3,256,892

Michael R. Cunningham	2015	450,000	—	2,099,999	646,950	7,856	3,204,805
Executive Vice President and General Counsel	2014	425,000	—	1,637,633	406,300	9,659	2,478,592
	2013	418,750	—	2,295,926	278,800	9,446	3,002,922

Brian M. Stevens	2015	298,937	—	3,150,024	—	4,459	3,453,420
Former Executive Vice President and Chief Technology Officer	2014	438,161	1,500,000	5,637,646	356,830	7,670	7,940,307

(1)	Mr. Steven’s salary amount includes $49,846 in accrued vacation that was paid out when he left the Company.
(2)	Payment under long-term cash award granted to Mr. Stevens in October 2013.
(3)	Amounts in this column represent the aggregate grant date fair value of RSA and PSU awards granted to Named Officers in each fiscal year listed as determined in accordance with FASB ASC Topic 718 and are consistent with the estimate of the aggregate grant date compensation cost to be recognized over the service period. For any awards that are subject to performance conditions, the reported fair value is the value at the grant date based upon probable outcome of such conditions. For Fiscal 2015, the following amounts represent the grant date fair value of such PSU awards (not including RSA awards) assuming achievement of maximum payout: Mr. Whitehurst—$20,256,609, Mr. Peters—$4,065,235, Mr. Cormier—$10,805,844, Mr. Oberoi—$4,065,235, Mr. Cunningham—$2,710,157, and Mr. Stevens—$4,065,235. For Fiscal 2014, the following amounts represent the grant date fair value of such PSU awards (not including RSA awards) assuming achievement of maximum payout: Mr. Whitehurst—$6,381,270, Mr. Peters—$3,190,730, Mr. Cormier—$4,786,000, Mr. Oberoi—$3,190,730, Mr. Cunningham—$2,233,530, and Mr. Stevens—$2,233,530. For Fiscal 2013, the following amounts represent the grant date fair value of such PSU awards (not including RSA awards) assuming achievement of maximum payout: Mr. Whitehurst—$6,850,598, Mr. Peters—$3,425,402, Mr. Cormier—$3,425,402, Mr. Oberoi—$3,082,800, and Mr. Cunningham-$2,740,198.
(4)	Amounts in this column represent amounts earned under the EVC Plan based on fiscal year performance. For additional information regarding the awards see the section above entitled “Compensation Discussion and Analysis—Fiscal 2015 Compensation—Annual Cash Bonus.”
(5)

Amounts in this column consist of Company-paid 401(k) matching contributions and Company-paid premiums for life insurance and accidental death and disability benefits in each fiscal year that are generally available to all employees and tax reimbursement for imputed income with respect to reimbursement of spouse’s travel expenses for a Company event. For Fiscal 2015, the

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amounts consisting of tax reimbursements are: Mr. Whitehurst—$3,352, Mr. Cormier—$3,818, and Mr. Oberoi—$3,822. For Fiscal 2014, the amounts consisting of tax reimbursements are: Mr. Peters—$1,735, Mr. Cormier—$1,678, Mr. Oberoi—$1,678, and Mr. Cunningham—$1,735. For Fiscal 2013, the amounts consisting of tax reimbursements are: Mr. Whitehurst—$1,657, Mr. Peters—$1,080, Mr. Cormier—$1,043, and Mr. Cunningham—$1,080.

Employment and Indemnification Arrangements with Named Officers

Each of our Named Officers has entered into employment or related agreements with us that are described in more detail below.

Chief Executive Officer

Mr. Whitehurst and the Company entered into an Executive Employment Agreement, dated as of December 19, 2007, as amended from time to time (“2007 Executive Employment Agreement”), pursuant to which Mr. Whitehurst receives a base salary the amount of which is determined by the Compensation Committee. Additionally, he is eligible to receive an annual incentive bonus in an amount up to 200% of his base salary in effect at the beginning of each fiscal year, as determined in the sole discretion of the Compensation Committee.

Under the 2007 Executive Employment Agreement, the Compensation Committee will also consider the grant of equity awards to Mr. Whitehurst no less frequently than annually.

The provisions of Mr. Whitehurst’s 2007 Executive Employment Agreement governing payments upon termination of his employment are further discussed below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Named Officers

Each of our Named Officers (other than Mr. Whitehurst) entered into an offer letter with us at the time his employment with the Company began. The Company has no continuing obligations under the offer letters.

Indemnification

Each of our Named Officers has entered into an indemnification agreement with the Company. In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the Named Officer against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the Named Officer becomes subject in connection with his service as an officer of the Company or in connection with other services performed by him at the request of the Company (such as service as a director or officer of a subsidiary of the Company). The indemnification agreements also provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreements provide for the advancement of expenses incurred by the Named Officer under certain circumstances. The indemnification agreements are not exclusive of any other rights to indemnification or advancement of expenses to which the Named Officer may be entitled, including any rights arising under the Company’s Certificate of Incorporation or By-Laws, a separate agreement with the Company or applicable law.

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Grants of Plan-Based Awards in Fiscal 2015

The following table sets forth information regarding all incentive plan awards granted to our Named Officers during Fiscal 2015.

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James M. Whitehurst	5/29/14	(5)	5/21/14							53,623	2,710,106
	5/29/14	(6)	5/21/14				13,406	53,623	107,246		2,710,106
	5/29/14	(7)	5/21/14				13,406	53,623	107,246		2,979,830
	8/6/14	(8)	8/6/14					161,568			5,128,053
			5/21/14	315,000	1,260,000	2,520,000
Charles E. Peters, Jr.	5/29/14	(5)	5/21/14							20,108	1,016,258
	5/29/14	(6)	5/21/14				5,027	20,109	40,218		1,016,309
	5/29/14	(7)	5/21/14				5,027	20,109	40,218		1,117,457
			5/21/14	130,000	520,000	1,040,000
Paul J. Cormier	5/29/14	(5)	5/21/14							30,163	1,524,438
	5/29/14	(6)	5/21/14				7,541	30,163	60,326		1,524,438
	5/29/14	(7)	5/21/14				7,541	30,163	60,326		1,676,158
	8/6/14	(8)	8/6/14					80,784			2,564,027
			5/21/14	145,000	580,000	1,160,000
Arun Oberoi	5/29/14	(5)	5/21/14							20,108	1,016,258
	5/29/14	(6)	5/21/14				5,027	20,109	40,218		1,016,309
	5/29/14	(7)	5/21/14				5,027	20,109	40,218		1,117,457
			5/21/14	125,000	500,000	1,000,000
Michael R. Cunningham	5/29/14	(5)	5/21/14							13,405	677,489
	5/29/14	(6)	5/21/14				3,352	13,406	26,812		677,539
	5/29/14	(7)	5/21/14				3,352	13,406	26,812		744,971
			5/21/14	90,000	360,000	720,000
Brian M. Stevens	5/29/14	(5)	5/21/14								1,016,258
	5/29/14	(6)	5/21/14								1,016,309
	5/29/14	(7)	5/21/14								1,117,457

(1)	These columns show the potential value of the payout for each Named Officer under the EVC Plan as if the threshold, target or maximum goals had been satisfied for the performance measures established for Fiscal 2015 by the Compensation Committee. If the threshold goal is not satisfied, the Named Officer receives no payout. Actual bonus payments to Named Officers under the EVC Plan for Fiscal 2015 performance are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.” Pursuant to the terms of the EVC Plan, Mr. Stevens was not eligible to receive a bonus payment for Fiscal 2015 because he was not employed by the company on the payout date.
(2)	These columns show the number of shares underlying PSUs granted in Fiscal 2015 that may be earned by each Named Officer if the threshold, target or maximum performance levels are satisfied. If the threshold performance level is not satisfied, the Named Officer receives no payout. The grant date fair value of PSUs granted to Named Officers in Fiscal 2015 is included in the Grants of Plan-Based Awards Table above in the column titled “Grant Date Fair Value of Stock Awards” and is calculated as described in footnote 4 below.
(3)	Amounts in this column reflect RSAs granted to Named Officers in Fiscal 2015 under the 2004 Long-Term Incentive Plan. The RSAs for Named Officers vest over a four-year period, 25% vesting after one year and the remainder quarterly thereafter over an additional three years. For further discussion see the section above entitled “Compensation Discussion and Analysis—Fiscal 2015 Compensation—Equity Compensation.” The grant date fair value of RSAs granted to Named Officers in Fiscal 2015 is included in the Grants of Plan-Based Awards Table above in the column titled “Grant Date Fair Value of Stock Awards” and is calculated as described in footnote 4 below.
(4)	This column reflects the aggregate grant date fair value of the equity awards granted to the Named Officer in Fiscal 2015 as determined in accordance with FASB ASC Topic 718 and is

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consistent with the estimate of the aggregate grant date compensation cost to be recognized over the service period. For any awards that are subject to performance conditions, the reported value is the value at the grant date based upon the probable outcome of such conditions.

(5)	Grant date for RSAs
(6)	Grant date for Operating PSUs
(7)	Grant date for Stock PSUs
(8)	Grant date for TSR Hurdle PSUs

Outstanding Equity Awards at End of Fiscal 2015

The following table sets forth information on the holdings of stock awards by our Named Officers as of February 28, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James M. Whitehurst	91,959	6,356,206	616,308	42,599,209
Charles E. Peters, Jr.	39,485	2,729,203	200,563	13,862,915
Paul J. Cormier	54,748	3,784,182	354,895	24,530,342
Arun Oberoi	36,150	2,498,688	195,216	13,493,330
Michael R. Cunningham	27,782	1,920,292	143,058	9,888,169
Brian M. Stevens (4)	—	—	—	—

(1)	Amounts in this column reflect RSAs granted to Named Officers and outstanding as of February 28, 2015. All RSAs listed above vest over a four-year period, 25% vesting after one year subject to achievement of the performance condition and the remainder vesting quarterly thereafter over an additional three years. All RSAs were granted on or about May 30 in 2011, 2012, 2013, or 2014. Information presented aggregates historical grants of outstanding RSAs.
(2)	The market value of the shares was calculated by multiplying the number of shares of common stock by $69.12, the stock price as of the close of business on the last trading day of Fiscal 2015.
(3)	Amounts in this column reflect PSUs granted to Named Officers and outstanding as of February 28, 2015, and assume maximum payout as described in the table entitled “Grants of Plan-Based Awards in Fiscal 2015” above.
(4)	Mr. Stevens left the Company in September 2014 and forfeited all unvested equity awards.

Option Exercises and Stock Vested in Fiscal 2015

The following table sets forth information on the number and value of shares of stock vested during Fiscal 2015 for our Named Officers. The Named Officers had no outstanding stock options during Fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James M. Whitehurst	140,221	7,224,307
Charles E. Peters, Jr.	73,407	3,777,848
Paul J. Cormier	77,783	4,020,629
Arun Oberoi	17,732	948,851
Michael R. Cunningham	56,908	2,927,290
Brian M. Stevens	43,612	2,211,046

(1)	The value realized on vesting is based on the closing price of our common stock on the date of vesting.

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Potential Payments Upon Termination or Change in Control

Each of our Named Officers is eligible to receive certain payments upon certain types of termination of employment. The details regarding these payments are contained in (i) the Severance Plan, (ii) the Named Officer’s PSU and RSA agreements and/or (iii) the Senior Management Change in Control Severance Policy (the “Change in Control Policy”). In addition, Mr. Whitehurst’s 2007 Executive Employment Agreement includes provisions regarding payment upon certain types of termination of employment.

Termination Payments

Chief Executive Officer.    If the Company terminates Mr. Whitehurst’s employment without Cause (as defined in his 2007 Executive Employment Agreement) or if Mr. Whitehurst resigns for Good Reason (as defined in his 2007 Executive Employment Agreement), subject to the Company’s receiving a valid release of claims and Mr. Whitehurst’s compliance with non-compete, non-solicitation, non-disparagement and other covenants, Mr. Whitehurst will be entitled to receive 150% of his then current annualized base salary, and a prorated portion of his then current target bonus, and the Company will pay the full cost of health care premiums for Mr. Whitehurst and his qualified beneficiaries as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of no longer than 18 months following his termination. In addition, any portion of a prior stock award that is outstanding but unvested and which would otherwise have vested during the subsequent 18 months, will immediately vest. If Mr. Whitehurst is terminated without Cause, then all of the TSR Hurdle PSUs will be immediately forfeited for no consideration unless the performance condition has been achieved on or before the termination date. If the performance condition has been achieved, the outstanding TSR Hurdle PSUs will vest. Mr. Whitehurst’s right to exercise any outstanding stock options will end on the earlier of the first anniversary of his termination or the expiration of the option’s maximum term. The non-compete, non-solicitation and non-disparagement covenants expire one year following the termination of Mr. Whitehurst’s employment.

Under the terms of Mr. Whitehurst’s 2007 Executive Employment Agreement, if Mr. Whitehurst’s employment terminates due to death or any other reason, including retirement, he is entitled to (i) any earned but unpaid base salary and (ii) any earned but unpaid annual incentive bonus. If the Company terminates Mr. Whitehurst’s employment for Cause or Mr. Whitehurst resigns without Good Reason, he will be entitled to payment of his base salary through the date his employment terminates and shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

Other Named Officers.    If the Company terminates a Named Officer’s (other than Mr. Whitehurst) employment without Good Cause (as defined in the Severance Plan) or if the Named Officer resigns for Good Reason (as defined in the Severance Plan), subject to the Company’s receipt of a valid release of claims and the Named Officer’s compliance with non-compete, non-solicitation, non-disparagement and other covenants, the Named Officer will be entitled to receive (1) a multiple of his then current annualized base salary and (2) a lump sum payment equal to 100% of the premium for the continuation of health, dental and vision coverage for 12 months for himself and his qualified beneficiaries as provided under COBRA. In Fiscal 2015, the Compensation Committee increased the multiple for Mr. Peters, Mr. Cormier and Mr. Oberoi to 2.0 to reflect the increase in their total cash compensation opportunities approved in Fiscal 2015. The multiple for Mr. Cunningham and Mr. Stevens remained at 1.8. The non-compete and non-solicitation provisions expire one year following the termination of the Named Officer’s employment. The non-disparagement covenant has no expiration date. In addition, any equity awards with vesting that is not performance-based, such as the RSAs which vest based upon continued service if the

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performance condition is achieved, shall continue to vest, and the Named Officer will be able to exercise any outstanding option awards until the earlier of (i) 180 days following termination and (ii) the termination of the award. For equity awards with vesting that is performance-based, such as the Operating PSUs and the Stock PSUs, the Named Officer will enjoy continued status as an employee, solely for purposes of any performance segment under the awards that has begun, but has not been completed, as of the termination date, until the earliest of (i) 180 days following termination, (ii) 10 days after the Compensation Committee determines whether performance has been achieved for the performance segment during which termination occurs and (iii) the expiration of the award. Under the terms of the PSU award agreements, a Named Officer who has been terminated without Good Cause (as defined in the applicable award agreement) will be entitled to receive a prorated portion of earned PSUs for any performance segment that has begun, but has not been completed, as of the termination date. The number of PSUs received under this provision will be based on actual performance for the entire performance segment, and the shares earned shall be delivered to the terminated Named Officer at the same time that they are delivered to Named Officers who continue to be employed by the Company. If Mr. Cormier is terminated without Good Cause, then all of the TSR Hurdle PSUs will be immediately forfeited for no consideration unless the performance condition has been achieved on or before the termination date. If the performance condition has been achieved, the outstanding TSR Hurdle PSUs will vest.

If a Named Officer terminates his employment due to retirement, death or disability, he shall have no further right to receive any compensation or benefits after the termination other than compensation or benefits that are generally provided to all salaried employees under similar circumstances, except that:

•

under our EVC Plan, a Named Officer who retires is entitled to a pro-rated portion of any earned annual incentive bonus based on the number of days elapsed in the performance period prior to his termination date; and

•

under the terms of the PSU award agreements, a Named Officer whose employment terminates due to death or disability (as defined in the applicable award agreement) will be entitled to receive a prorated portion of earned PSUs for any performance segment that has begun, but has not been completed, as of the termination date. The number of PSUs received under this provision will be based on actual performance for the entire performance segment, and the shares earned shall be delivered to the terminated Named Officer at the same time that they are delivered to Named Officers who continue to be employed by the Company.

In addition, if the TSR Hurdle PSU performance condition has been achieved on or before the date that employment for Mr. Whitehurst or Mr. Cormier terminates due to retirement, death or disability, then all of the TSR Hurdle PSUs will become fully vested upon the termination date.

If the Company terminates the Named Officer for Good Cause, or if he voluntarily resigns from the Company other than for Good Reason, the Named Officer shall have no further right to receive any compensation or benefits after the termination or resignation, other than compensation or benefits that are generally provided for all salaried employees upon resignation or termination under similar circumstances.

Mr. Stevens received no payments or other benefits under the Severance Plan when he resigned from the Company. Additionally, he forfeited all of his outstanding equity awards.

Change in Control Severance Payments

Chief Executive Officer.    If (a) the Company terminates Mr. Whitehurst’s employment without Cause either within three months prior to or upon or within 24 months following a Change in Control

64    RED HAT, INC.    2015 PROXY STATEMENT

(as such terms are defined in his 2007 Executive Employment Agreement) or (b) Mr. Whitehurst terminates his employment for Good Reason upon or within 24 months following the occurrence of a Change in Control (as such terms are defined in his 2007 Executive Employment Agreement), subject to the Company receiving a valid release of claims, he will be entitled to receive (1) 200% of his then current annualized base salary, (2) 200% of his then current target bonus, and (3) a prorated portion of his then current target bonus, and the Company shall pay the full cost of health care premiums as provided under COBRA for Mr. Whitehurst and his qualified beneficiaries for a period of no longer than 24 months following his termination and premiums for term life insurance in the same amount of death benefit protection that he enjoyed under Company-provided life insurance coverage on the date of his termination of employment paid by the Company for a period of 24 months following his termination. In addition, any unvested portion of his outstanding stock awards will immediately vest, except for his outstanding TSR Hurdle PSUs. If the TSR Hurdle PSU performance condition has not been achieved on or before the date that the Change in Control transaction is consummated, then all of the TSR Hurdle PSUs shall be immediately forfeited for no consideration. If the TSR Hurdle PSU performance condition has been achieved on or before the date that the Change in Control is consummated, then any outstanding TSR Hurdle PSUs will become fully vested upon Mr. Whitehurst’s termination. In the event that compensation paid to Mr. Whitehurst by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse Mr. Whitehurst for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement.

Other Named Officers.    Each Named Officer who was employed by the Company on February 28, 2015 (other than Mr. Whitehurst) is a party to RSA and PSU agreements that provide for accelerated vesting under certain circumstances (described below) after a Change in Control (as defined in the Company’s stockholder-approved 2004 Long-Term Incentive Plan, as amended and restated) of the Company. Upon such a Change in Control of the Company, the Named Officer’s Operating PSUs will be considered earned and either convert into shares of restricted stock or be paid out in shares of common stock as if (x) the Named Officer met the target performance level if the Change in Control occurs during the first two years of the applicable performance period and (y) the three-year performance period had ended on the last day of the most recently completed fiscal quarter before the date that the Change in Control occurred if the Change in Control occurs during the final year of the performance period. Upon a Change in Control of the Company, the Stock PSUs will be considered earned and either convert into shares of restricted stock or be paid out using the per share equivalent of the cash consideration and securities paid or payable to the Company or its stockholders in connection with the Change in Control. PSUs that convert into shares of restricted stock upon a Change in Control vest 25% after the end of the first year, 50% after the end of the second year and 100% at the end of the third year as long as the Named Officer’s relationship with the Company or its successor continues. If the TSR Hurdle PSU performance condition has not been achieved on or before the date that the Change in Control transaction is consummated, then all of the TSR Hurdle PSUs will be immediately forfeited for no consideration. If the TSR Hurdle PSU performance condition has been achieved on or before that date, then Mr. Cormier’s outstanding TSR Hurdle PSUs will become fully vested upon Mr. Cormier’s termination.

Following the Change in Control, if the Named Officer’s RSAs are assumed or converted in connection with the Change in Control, and if the Named Officer’s relationship with the Company or its successor is terminated within one year after the Change in Control without Good Cause (as defined in the applicable agreements) by the Company or its successor or with Good Reason (as defined in the applicable agreements) by the Named Officer, then unvested RSAs and any other unvested restricted stock would vest. If the Named Officer’s RSAs are not assumed or converted in connection with a Change in Control, then the restricted stock would be treated as vested immediately prior to the Change in Control.

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Pursuant to the Change in Control Policy (effective February 22, 2007), each Named Officer who was employed by the Company on February 28, 2015 (other than Mr. Whitehurst) will be eligible for lump sum cash payments if the Named Officer’s employment is terminated under certain circumstances after a Change in Control (as defined in the Change in Control Policy) of the Company. These payments will be in lieu of, and not in addition to, any other cash severance payments to which a Named Officer may be entitled. Under the Change in Control Policy, if, within one year after the Change in Control, the Company or its successor terminates the Named Officer without Good Cause (as defined in the Change in Control Policy) or the Named Officer terminates his employment with Good Reason (as defined in the Change in Control Policy), then the Named Officer will be eligible to receive:

•

a lump sum payment equal to two times the sum of the Named Officer’s then current annual base salary plus an amount equal to the average of the annual bonuses earned by the Named Officer during the two previous fiscal years;

•

continuation of the Named Officer’s and his qualified beneficiaries’ coverage under the Company’s welfare benefit plans as in effect on the date of termination until the earlier of two years following the date of termination or the date the Named Officer or his qualified beneficiaries become eligible for comparable benefits from another employer; provided, however, the Named Officer must continue to contribute the employee share of premiums, as from time to time applicable to employees of the Company generally, in order to continue such coverage; and

•

a pro-rata incentive bonus, if any, to which he would have been entitled in accordance with the Company’s annual bonus plan calculated through the Named Officer’s termination, but based on the targets achieved prior to the Named Officer’s date of termination.

In the event that compensation paid to Mr. Peters, Mr. Cormier or Mr. Cunningham by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse Mr. Peters, Mr. Cormier, and Mr. Cunningham, as applicable, for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement.

In Fiscal 2015, we adopted a policy prohibiting the Company from entering into any new agreements to make gross-up payments for excise taxes paid under Section 4999 by any of our executives. Additionally, since December 2007, the Company has not entered into any new, or modified any existing, provisions that provide for the Company to reimburse any individual for the amount of any excise tax paid under Section 4999, or made any other material modifications to the Change in Control Policy.

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Potential Payments Upon Termination or Change in Control Table

The following table sets forth information on the potential payments to Named Officers who are still employed by the Company upon termination or change of control of the Company, assuming the termination or change of control took place on February 28, 2015, the last day of Fiscal 2015, and calculated as described above in the section entitled “Potential Payments Upon Termination or Change in Control.” Potential payments upon retirement, death or disability are set forth in footnotes 1 and 2 below. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ from those set forth below.

		Accelerated Vesting of Long-Term Incentive Plan Awards (1)(2)
Name	Cash Severance Payment ($) (3)	Restricted Stock ($) (4)	PSUs ($) (5)	Welfare Benefits ($) (6)	Excise Gross Up Payment ($) (7)	Total ($)
James M. Whitehurst
• Termination Without Cause	2,475,000	$3,926,707	11,316,661	30,450	—	$17,748,819
• Termination With Good Reason	2,475,000	$3,926,707	8,227,977	30,450	—	$14,660,134
• Change in Control With Termination Without Cause or With Good Reason	5,580,000	$6,355,930	11,934,398	84,200	—	$23,954,528
Charles E. Peters, Jr.
• Termination Without Good Cause	1,040,000	$822,597	2,730,623	20,300	—	$4,613,520
• Termination With Good Reason	1,040,000	$822,597	—	20,300	—	$1,882,897
• Change in Control With Termination Without Good Cause or With Good Reason	1,817,439	$2,728,996	5,040,713	40,600	—	$9,627,748
Paul J. Cormier
• Termination Without Good Cause	1,160,000	$1,068,319	4,095,858	20,300	—	$6,344,477
• Termination With Good Reason	1,160,000	$1,068,319	—	20,300	—	$2,248,619
• Change in Control With Termination Without Good Cause or With Good Reason	1,947,680	$3,784,044	7,560,933	40,600	—	$13,333,257
Arun Oberoi
• Termination Without Good Cause	1,000,000	$621,112	2,730,623	20,300	—	$4,372,035
• Termination With Good Reason	1,000,000	$621,112	—	20,300	—	$1,641,412
• Change in Control With Termination Without Good Cause or With Good Reason	1,745,395	$2,498,550	5,040,713	40,600	—	$9,325,258
Michael R. Cunningham
• Termination Without Good Cause	810,000	$692,375	1,870,905	20,300	—	$3,393,580
• Termination With Good Reason	810,000	$692,375	—	20,300	—	$1,522,675
• Change in Control With Termination Without Good Cause or With Good Reason	1,585,100	$2,222,346	3,435,851	40,600	—	$7,283,897

(1)	For a termination due to retirement, under our EVC Plan our Named Officers may receive the following potential cash payments for a bonus earned in Fiscal 2015: Mr. Whitehurst—$2,282,711, Mr. Peters—$939,900, Mr. Cormier—$1,066,475, Mr. Oberoi—$907,768, and Mr. Cunningham—$646,950. These amounts are equal to the annual cash bonus actually paid in respect of Fiscal 2015 performance.
(2)

For a termination due to death or disability, under the PSU award agreements our Named Officers may receive the following payments for accelerated vesting of PSUs: Mr. Whitehurst—$3,698,064, Mr. Peters—$1,578,810, Mr. Cormier—$2,368,172, Mr. Oberoi—$1,578,810, and Mr. Cunningham—$1,078,145. These amounts are equal to the value of all forms of PSUs outstanding based on the $69.12 stock price as of the close of business on the last trading day of

RED HAT, INC.    2015 PROXY STATEMENT    67

Fiscal 2015. We have assumed that all PSU awards would vest at the target level. In addition, under the terms of Mr. Whitehurst’s 2007 Executive Employment Agreement, Mr. Whitehurst would receive a potential payment of $2,282,711, representing his earned, but unpaid bonus on February 28, 2015. This amount is equal to the annual cash bonus actually paid to him in respect of Fiscal 2015 performance.

(3)	Amounts in this column are based on base salary as of February 28, 2015 and amounts received under our annual cash bonus plan for Fiscal 2014 and Fiscal 2013. For purposes of determining the amount of the pro-rated annual cash bonus for Fiscal 2015 to be paid to the Named Officers other than Mr. Whitehurst upon a Change in Control With Termination Without Good Cause or With Good Reason, amounts are equal to the annual cash bonus amounts actually paid in respect of Fiscal 2015 performance.
(4)	Amounts in this column are equal to the value of RSAs outstanding that would vest upon the triggering event described in the first column under the name of each Named Officer, based on the $69.12 stock price as of the close of business on the last trading day of Fiscal 2015. We have assumed that Mr. Whitehurst signed a release in favor of the Company on February 28, 2015. We have assumed that each of the other Named Officers signed a release in favor of the Company in connection with a Termination Without Good Cause or With Good Reason on February 28, 2015.
(5)	Amounts in this column are equal to the value of all forms of PSUs outstanding that would be distributed upon the triggering event described in the first column under the name of each Named Officer, based on the $69.12 stock price as of the close of business on the last trading day of Fiscal 2015. We have assumed that (i) Operating PSU awards granted in Fiscal 2014 would vest based on the performance achieved in Fiscal 2015 less any amounts previously paid out under the award and (ii) Operating PSU awards granted in Fiscal 2015 and the Stock PSU awards would vest at the target level. We have also assumed that Mr. Whitehurst signed a release in favor of the Company on February 28, 2015 and that each of the other Named Officers signed a release in favor of the Company in connection with a Termination Without Good Cause or With Good Reason on February 28, 2015.
(6)	Amounts in this column were calculated using an assumed total cost of welfare benefits of $20,300 per year. Mr. Whitehurst’s welfare benefits also include an annual cost of $21,800 to continue his life insurance that he would receive upon a Change in Control With Termination Without Cause or With Good Reason.
(7)	For purposes of determining whether any payment received by a Named Officer upon a Change in Control With Termination Without Good Cause or With Good Reason would constitute an “excess parachute payment” subject to an excise tax under Section 4999 of the Code, the acceleration value of vested RSAs was calculated using the applicable federal rates published by the Internal Revenue Service.

68    RED HAT, INC.    2015 PROXY STATEMENT

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of February 28, 2015.

	(a)	(b)	(c)
Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights ($) (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)
Equity compensation plans approved by security holders	7,905,887	49.63	14,910,331
Equity compensation plans not approved by security holders (5)	–		20,518
Total	7,905,887		14,930,849

(1)	A total of 426,729 shares representing options and a total of 7,989,408 full value awards (DSUs, Restricted Stock Units (“RSUs”), PSUs, and RSAs) were outstanding as of February 28, 2015; however, the table excludes an aggregate of 510,250 shares broken out as follows: (i) 184,726 shares of common stock with a weighted-average exercise price of $0.59 per share that are issuable upon exercise of options issued under compensation plans assumed in connection with the acquisition of the following entities: JBoss, Inc., Makara, Inc., Gluster Inc., and Inktank Storage, Inc. and (ii) an aggregate of 325,524 shares of common stock underlying outstanding RSAs under the 2004 Long-Term Incentive Plan which are subject to forfeiture and would become available for future issuance if service conditions are not satisfied.
(2)	The shares represented in this column include awards of stock options, RSUs, DSUs and PSUs. For purposes of this table, shares underlying PSUs are calculated assuming payout at the maximum amount of up to 200% as described in the “Grants of Plan-Based Awards in Fiscal 2015” table above, even though the actual payout amount may be less than the maximum. For a discussion of PSUs see the section above entitled “Compensation Discussion and Analysis—Fiscal 2015 Compensation—Equity Compensation.” Such outstanding awards were issued under stockholder-approved plans as follows: 7,905,887 shares of common stock issuable under the 2004 Long-Term Incentive Plan. Please refer to footnote 5 for information regarding outstanding awards issued under equity compensation plans which have not been approved by stockholders.
(3)	The weighted average exercise price in Column (b) excludes a total of 7,989,408 full value awards (RSAs, DSUs, PSUs and RSUs) issued under the 2004 Long-Term Incentive Plan with no exercise price but with a weighted average grant date fair market value of $49.99.
(4)	Consists of 14,910,331 shares of common stock remaining available for future issuance under the 2004 Long-Term Incentive Plan and 20,518 shares of common stock remaining available for future issuance under the Makara Plan (excluding shares reflected in Column (a)). Full-value awards issued under the 2004 Long-Term Incentive Plan after August 2012 reduce the number of securities remaining at a rate of 1.7 shares for each full value share awarded. Full-value awards granted August 2008 through July 2012 reduce the number of securities remaining available under the plan on a one-for-one basis. Full-value awards granted August 2006 through July 2008 reduce the number of securities remaining at a rate of 1.6 shares for each full value share awarded. A total of 7,989,408 shares underlying full value awards were outstanding as of February 28, 2015; however, 5,250 of these shares have been deducted from the plan at a rate of 1.6 shares for each full value share awarded, and 6,891,276 of these shares have been deducted from the plan at a rate of 1.7 shares for each full value share awarded resulting in a total additional debit of 4,827,043 shares.
(5)	In connection with our acquisition of Makara, Inc., we assumed unvested stock options issued by Makara, Inc. on an as-converted basis of which 350 shares remain outstanding (the “Assumed

RED HAT, INC.    2015 PROXY STATEMENT    69

Options”). Each Assumed Option continues to have the same terms and conditions in effect prior to the acquisition, except that the number of shares to be received upon exercise of such Assumed Option and the exercise price of such Assumed Option were adjusted in accordance with the transaction terms. Please see the Registration Statement on Form S-8 filed by the Company with the SEC on December 7, 2010 and “Other Stock Plans” below for additional information regarding the Makara Plan. An aggregate of 20,518 shares of Red Hat common stock remain available for future issuance under this plan.

Other Stock Plans

Makara Plan

A brief summary of the Makara Plan is outlined below. The following summary is not a complete description of all the provisions of the Makara Plan and is qualified in its entirety by reference to the Makara Plan and related documents, copies of which are attached as Exhibits 99.1 through 99.6 of the Registration Statement on Form S-8 filed by the Company with the SEC on December 7, 2010.

Purpose.    The Makara Plan allows Red Hat to provide Eligible Participants (as defined below) who are selected to receive awards under the Makara Plan the opportunity to acquire an equity interest in Red Hat. The Board believes that equity incentives are a significant factor in retaining and motivating employees who joined Red Hat through the Makara acquisition whose present and potential contributions are important to Red Hat.

Key Provisions.

•

Eligible Participants: Directors, employees, consultants and advisors of the Company or an affiliate of the Company hired after November 19, 2010 (the “Acquisition Date”) or individuals employed by Makara, Inc. prior to the Acquisition Date in compliance with applicable law, including the rules and regulations of the NYSE (or any stock exchange or quotation system on which the Company’s shares are then listed or quoted).

•

Shares Originally Authorized Under the Plan, Shares Assumed, and Grant History: As of the Acquisition Date, Makara stockholders had authorized a total of 2,625,761 shares under the Makara Plan. Red Hat assumed a total of 93,201 shares on an as-converted basis consisting of:

(i)	21,943 unvested options to purchase Makara common stock that were outstanding immediately prior to the Acquisition Date and that were assumed by the Company and converted into options to purchase the Company’s common stock subject to the same vesting and other conditions that applied to the Makara options immediately prior to the acquisition. All options were granted at fair market value on the date of grant pursuant to the terms of the Makara Plan.

(ii)	71,258 shares available for future issuance under the Makara Plan. Red Hat awarded 68,869 shares in the form of RSUs vesting 25% annually over four years to individuals employed by Makara prior to the Acquisition Date as inducement to continue employment with Red Hat. As of February 28, 2015 there were 20,518 shares available for issuance under the Makara Plan.

Administration.    The Makara Plan is administered by the Company’s Compensation Committee consisting of independent directors or such other committee of independent directors appointed by the Board and, except as limited by the Makara Plan, the Compensation Committee may exercise all discretion delegated to it under the Makara Plan. The Compensation Committee will select the employees of the Company and other persons who shall receive awards in compliance with

70    RED HAT, INC.    2015 PROXY STATEMENT

applicable law, including the rules and regulations of the NYSE (or any stock exchange or quotation system on which the Company’s shares are then listed or quoted), determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the Makara Plan and establish, amend and rescind any rules relating to the Makara Plan. The Compensation Committee may, under the Makara Plan, delegate to a committee of one or more directors or officers the right under an award agreement to grant, cancel or suspend awards to employees who are not directors or officers of the Company, subject to certain conditions and exceptions.

Compensation Program Risk Assessment

Consistent with SEC disclosure requirements, in Fiscal 2015 a team composed of senior members of our human resources and legal departments inventoried and reviewed elements of our compensation policies and practices. This team then reviewed these policies and practices with Company management in an effort to assess whether any of our policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. This assessment included a review of the primary design features of the Company’s compensation policies and practices, the process for determining executive and employee compensation and consideration of features of our compensation program that help to mitigate risk. Management reviewed and discussed the results of this assessment with the Compensation Committee, which consulted with the Consultant on executive compensation design matters. Based on this review, we believe that our compensation policies and practices, individually and in the aggregate, do not create risks that are reasonably likely to have a material adverse effect on the Company.

RED HAT, INC.    2015 PROXY STATEMENT    71

OTHER MATTERS

Stockholder Proposals

Stockholders may submit proposals for consideration at our 2016 Annual Meeting of Stockholders (“2016 Annual Meeting”).

To be considered for inclusion in next year’s proxy statement, your proposal must be submitted in accordance with the SEC’s Rule 14a-8 and must be received by our Corporate Secretary at our principal executive offices no later than February 27, 2016.

If you wish to submit a matter for consideration at our 2016 Annual Meeting that is not intended to be included in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2016 Annual Meeting (including any stockholder proposal or director nomination), written notice consistent with our By-Laws must be delivered to our Corporate Secretary no later than the close of business on April 8, 2016, nor earlier than March 9, 2016. However, if the date of our 2016 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the date of the 2015 Annual Meeting, your notice will be timely if it is received not earlier than the 90th day prior to the date of our 2016 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the date of our 2016 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of our 2016 Annual Meeting is first made.

All matters submitted must comply with the applicable requirements or conditions established by the SEC and our By-Laws. Proposals should be addressed to: Red Hat, Inc., 100 East Davie Street, Raleigh, North Carolina, 27601, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership of, and transactions in, our securities with the SEC. Such directors, executive officers and 10% holders are then required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during Fiscal 2015 all filings required to be made by reporting persons were timely made.

72    RED HAT, INC.    2015 PROXY STATEMENT

1–888–REDHAT1 (1–888–733–4281)
+1–919–754–3700 worldwide investorrelations@redhat.com
100 East Davie Street Raleigh, NC 27601, USA redhat.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on August 5, 2015.

Vote by Internet — Go to www.envisionreports.com/RHT — Or scan the QR code with your smartphone — Follow the steps outlined on the secure website

Vote by telephone

—	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

—	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Sohaib Abbasi	☐	☐	☐	02 - Charlene T. Begley	☐	☐	☐	03 - Narendra K. Gupta	☐	☐	☐
04 - William S. Kaiser	☐	☐	☐	05 - Donald H. Livingstone	☐	☐	☐	06 - James M. Whitehurst	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 29, 2016	☐	☐	☐	3.	To approve, on an advisory basis, a resolution relating to Red Hat’s executive compensation	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2015 Annual Meeting of Stockholders

Red Hat, Inc.

Thursday, August 6, 2015 at 9:00 a.m. Eastern Time

Red Hat Tower

100 East Davie Street, Raleigh, NC 27601

Upon arrival, please present photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Red Hat, Inc.

Notice of 2015 Annual Meeting of Stockholders

Red Hat Tower, 100 East Davie Street, Raleigh, NC 27601

Proxy Solicited by Board of Directors for Annual Meeting – August 6, 2015

Paul Argiry, Brandon Asbill and Mark Cook or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Red Hat, Inc. to be held on August 6, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)